UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Knoll, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2009

Dear Stockholder:

We cordially invite you to attend our 2009 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Monday, May 4, 2009 at our offices located at 76 Ninth Avenue, 11th Floor, New York, New York 10011. The attached notice of Annual Meeting and proxy statement describe the business we will conduct at the meeting and provide information about Knoll, Inc. that you should consider when you vote your shares.

When you have finished reading the proxy statement, please promptly vote your shares by marking, signing, dating and returning the proxy card in the enclosed prepaid envelope. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your cooperation.

Sincerely,

Andrew B. Cogan Chief Executive Officer

KNOLL, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Knoll, Inc.:

TIME: 9:00 a.m. (local time)

DATE: Monday, May 4, 2009

PLACE: Knoll, Inc., 76 Ninth Avenue, 11th Floor, New York, New York 10011

PURPOSES:

1. To elect two (2) directors named in the proxy statement for a term ending at the 2012 Annual Meeting of Stockholders.

2. To ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

WHO MAY VOTE:

You are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof if you were the record owner of Knoll, Inc. common stock at the close of business on March 16, 2009. A list of stockholders of record will be available at the meeting and during regular business hours for the 10 days prior to the meeting at our offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011. A stockholder may examine the list for any legally valid purpose related to the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Michael A. Pollner

Vice President, General Counsel and Secretary

March 26, 2009

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to Be Held on May 4, 2009

The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL

KNOLL, INC.

1235 WATER STREET

EAST GREENVILLE, PENNSYLVANIA 18041

215-679-7991

PROXY STATEMENT FOR THE KNOLL, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at our 2009 Annual Meeting of Stockholders and any adjournments of the meeting. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. Instead, you may vote your shares by marking, signing, dating and returning the enclosed proxy card. If you hold your shares through a broker you may also be able to vote your shares either via the Internet or by telephone.

On or about March 26, 2009, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders who owned our common stock at the close of business on March 16, 2009, the record date, are entitled to vote at the Annual Meeting. On the record date, there were 47,021,368 shares of our common stock outstanding, including 45,371,437 shares of stock entitled to vote and 1,649,931 shares of restricted stock that are not entitled to vote. Our common stock is our only class of voting stock. We are also sending along with this proxy statement our 2008 annual report, which includes our financial statements for the fiscal year ended December 31, 2008.

What Will I Be Voting On?

You will be voting on:

1.	The election of two directors named in the proxy statement to serve for a term ending at our 2012 Annual Meeting of Stockholders;

2.	The ratification of the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3.	Any other business properly presented at the annual meeting.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

You may vote by signing and mailing your proxy card. If you properly fill in your proxy card and send it to us in time, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxyholder will vote your shares as recommended by our board of directors. Proxy cards must be received prior to the time of the vote in order for the shares represented by the proxy card to be voted. If you hold your shares through a broker or financial institution, you should contact your broker or financial institution to determine how you may vote your shares.

If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the Annual Meeting.

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 16, 2009, the record date for voting. The Annual Meeting will be held at 9:00 a.m. (local time) on Monday, May 4, 2009 at our offices at 76 Ninth Avenue, 11th Floor, New York, New York 10011. When you arrive at the venue, signs will direct you to the appropriate meeting rooms. You need not attend the Annual Meeting in order to vote.

May I Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of the following ways:

•	You may send in another proxy with a later date;

•	You may notify our Secretary in writing (at Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041) before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Does our Board of Directors Recommend That I Vote on the Proposals?

Our board of directors recommends that you vote as follows:

•	“FOR” the election of the two nominees for director named in the proxy statement for a term ending at the 2012 Annual Meeting of Stockholders;

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

If any other matter is presented, your proxyholder will vote your shares in accordance with his or her best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding and entitled to vote is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting, in person or by proxy, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists.

What Vote is Required to Approve Each Proposal?

Proposal 1: Election of Directors	The two nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected.

Proposal 2: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote on the proposal is required to ratify the selection of independent registered public accounting firm.

What is the Effect of Broker Non-Votes and Abstentions?

•

Broker Non-Votes: Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares. Your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm should be treated as routine matters. Broker non-votes will not count as votes against on any matter at the annual meeting.

•

Abstentions: Because abstentions are treated as shares present or represented and entitled to vote at the Annual Meeting, abstentions with respect to Proposal 2 will have the same effect as votes against the proposal. However, abstentions will have no effect on the outcome of the vote to elect directors.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Solicitation of proxies will be made principally through the mails, but our officers and employees may also solicit proxies in person or by telephone, fax or email. We will pay these employees and officers no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to the beneficial owners of the common stock and to obtain authority to execute proxies. Upon request, we will then reimburse them for their reasonable expenses.

Householding of Annual Disclosure Documents

In December 2000, the Securities and Exchange Commission (the “SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of our annual disclosure documents this year, but you would prefer to receive your own copy, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991 and we will promptly send you a copy of our annual disclosure documents.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another of our stockholders and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your shares are registered in your own name, please contact us by writing to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041, or calling our Investor Relations department at 215-679-7991, and inform us accordingly.

•	If a broker or other nominee holds your shares, please contact the broker or other nominee directly and inform them of your request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2009, for (a) the executive officers named in the Summary Compensation Table on page 26 of this proxy statement, (b) each of our directors and director nominees, (c) all of our directors and executive officers as a group, and (d) each stockholder known by us to own beneficially more than 5% of our outstanding common stock. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, subject to community property laws, based on information provided to us by these stockholders. Percentage of ownership is based on 47,080,270 shares of common stock outstanding on February 28, 2009, including 45,371,437 shares of stock entitled to vote and 1,708,833 shares of restricted stock that are not entitled to vote.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percent (1)
Stockholders owning approximately 5% or more:
Columbia Wanger Asset Management, L.P. (2)	5,652,000		12.0
Directors and Executive Officers:
Burton B. Staniar (3)	398,925		*
Andrew B. Cogan (4)	854,301	(5)	1.8
Lynn M. Utter (6)	40,000		*
Stephen A. Grover (7)**	180,600		*
Arthur C. Graves (8)	180,600		*
Barry L. McCabe (9)	160,323		*
Jeffrey A. Harris (10)(11)	76,743	(12)	*
Sidney Lapidus (10)(11)	106,708		*
Kathleen G. Bradley (13)	214,073		*
John F. Maypole (11)(14)	46,243		*
Stephen F. Fisher (11)(15)	29,993		*
Sarah E. Nash (11)(16)	23,743		*
All directors and executive officers as a group (16 persons) (17)	2,476,906		5.1

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
**	Mr. Grover retired from Knoll effective March 15, 2009.
(1)	Percentages are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days following February 28, 2009, or shares of restricted stock which will become vested within 60 days following February 28, 2009, are outstanding for the purpose of computing the percentage of common stock owned by such person or group. However, those unissued shares of common stock described above are not deemed to be outstanding for calculating the percentage of common stock owned by any other person or group.
(2)	Columbia Wanger Asset Management, L.P. filed a Schedule 13G/A with the SEC on February 6, 2009, indicating that as of January 27, 2009, (a) it has sole voting power and sole dispositive power over all of these shares, and (b) the shares reported include shares held by Columbia Acorn Trust, which held 10.14% of Knoll’s total outstanding shares. The address of Columbia Wanger Asset Management, L.P. is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(3)	Includes 300,000 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes 26,667 shares of restricted common stock held by Mr. Staniar which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2009.
(4)	Includes 490,732 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes 587,099 shares of restricted common stock held by Mr. Cogan, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2009.

(5)	In February 2007, Mr. Cogan entered into two prepaid variable forward sale contracts with different maturities and terms that cover 225,000 shares of common stock represented in this column. These shares are pledged to the counter-party to the prepaid variable forward sale contracts to secure Mr. Cogan’s obligations under those contracts.
(6)	Includes 20,000 shares of common stock issuable upon the exercise of options that are exercisable by Ms. Utter within 60 days of February 28, 2009 and 20,000 shares of restricted common stock which vest within 60 days of February 28, 2009. Excludes options to purchase 80,000 shares of common stock held by Ms. Utter, which (subject to accelerated vesting upon a change-in-control) will not vest within 60 days of February 28, 2009 and 80,000 shares of restricted common stock held by Ms. Utter, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2009.
(7)	Includes 110,182 shares of common stock issuable upon the exercise of options that are currently exercisable. These options will remain exercisable until June 13, 2009 (90 days after Mr. Grover’s retirement from Knoll) at which point they will be forfeited if not exercised. Excludes 58,902 shares of restricted common stock held by Mr. Grover on February 28, 2009, but which shares were forfeited upon Mr. Grover’s retirement on March 15, 2009.
(8)	Includes 110,182 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes 58,902 shares of restricted common stock held by Mr. Graves, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2009.
(9)	Includes 44,072 shares of common stock issuable upon the exercise of options that are currently exercisable. Excludes 178,964 shares of restricted common stock held by Mr. McCabe, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days of February 28, 2009.
(10)	Includes 12,500 shares of common stock issuable upon the exercise of options held by each of Messrs. Harris and Lapidus that are currently exercisable or exercisable within 60 days of February 28, 2009. Excludes options to purchase 12,500 shares of common stock held by each of Messrs. Harris and Lapidus, which (subject to accelerated vesting upon a change-in-control) will not vest within 60 days after February 28, 2009.
(11)	Excludes 9,291 shares of restricted common stock held by each non-employee director (with the exception of Ms. Bradley), of which 3,510 will vest in February 2010, 3,512 will vest in February 2011, and 2,269 will vest in February 2012, which shares are subject to forfeiture if such non-employee director ceases to be a director (subject to pro rata vesting upon the occurrence of certain events).
(12)	Includes 10,000 shares owned by the Jamie & Jeffrey Harris Family Foundation, of which Mr. Harris is a Trustee.
(13)	Excludes 6,803 shares of restricted common stock held by Ms. Bradley of which 2,267 will vest in February 2010, 2,267 will vest in February 2011 and 2,269 will vest in February 2012, which shares are subject to forfeiture if Ms. Bradley ceases to be a director (subject to pro rata vesting upon the occurrence of certain events).
(14)	Includes 25,000 shares of common stock issuable upon the exercise of options held by Mr. Maypole that are currently exercisable.
(15)	Includes 18,750 shares of common stock issuable upon the exercise of options held by Mr. Fisher that are currently exercisable or exercisable within 60 days of February 28, 2009. Excludes options to purchase 6,250 shares of common stock held by Mr. Fisher which (subject to accelerated vesting upon a change-in-control) will not vest within 60 days after February 28, 2009.
(16)	Includes 12,500 shares of common stock issuable upon the exercise of options held by Ms. Nash that are currently exercisable or exercisable within 60 days of February 28, 2009. Excludes options to purchase 12,500 shares of common stock held by Ms. Nash which (subject to accelerated vesting upon a change-in-control) will not vest within 60 days of February 28, 2009.
(17)	Includes 1,273,990 shares of common stock issuable to all directors and executive officers as a group upon the exercise of options that are currently exercisable or exercisable within 60 days of February 28, 2009. Excludes options to purchase 156,750 shares of common stock held by all directors and executive officers as a group which will not vest within 60 days after February 28, 2009 (subject to accelerated vesting upon a change-in-control). Excludes 1,104,057 shares of restricted common stock held by all directors and executive officers as a group, which (subject to pro rata vesting upon the occurrence of certain events) will not vest within 60 days after February 28, 2009.

PROPOSAL 1—ELECTION OF DIRECTORS

Our board of directors currently consists of eight members, classified into three classes as follows: Andrew B. Cogan, Stephen F. Fisher and Sarah E. Nash constitute a class with a term that expires at the 2011 Annual Meeting (the “Class I directors”); Burton B. Staniar and Sidney Lapidus constitute a class with a term that expires at the 2009 Annual Meeting (the “Class II directors”); and Kathleen G. Bradley, Jeffrey A. Harris and John F. Maypole constitute a class with a term that expires at the 2010 Annual Meeting (the “Class III directors”). At each Annual Meeting of Stockholders, directors are elected for a term ending at the third Annual Meeting of Stockholders after such election.

On January 14, 2009, our nominating and corporate governance committee recommended Messrs. Staniar and Lapidus for reelection after due consideration of their qualifications and past experience on our board of directors. On February 4, 2009, based, in part, on the recommendation of our nominating and corporate governance committee, our board of directors voted to nominate Messrs. Staniar and Lapidus for reelection at the 2009 Annual Meeting of Stockholders to serve for a term ending at the 2012 Annual Meeting of Stockholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of the director nominees. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the board of directors may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

The election of directors will be determined by a plurality vote and the two nominees receiving the most votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF BURTON B. STANIAR AND SIDNEY LAPIDUS AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

Board of Directors

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of February 28, 2009, their offices within the company, if any, their principal occupations or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

Name	Age	Position	Term Expiration
Burton B. Staniar	67	Chairman of the Board	2009 Annual Meeting
Andrew B. Cogan	46	Chief Executive Officer, Knoll, Inc., and Director	2011 Annual Meeting
Kathleen G. Bradley	59	Director	2010 Annual Meeting
Jeffrey A. Harris	53	Director	2010 Annual Meeting
Sidney Lapidus	71	Director	2009 Annual Meeting
John F. Maypole	69	Director	2010 Annual Meeting
Stephen F. Fisher	56	Director	2011 Annual Meeting
Sarah E. Nash	55	Director	2011 Annual Meeting

Burton B. Staniar has served as Chairman of the Board of Knoll, Inc. since his appointment in December 1993. Mr. Staniar served as our Chief Executive Officer from December 1993 to January 1997. Prior to that time, Mr. Staniar held a number of assignments at Westinghouse Electric Corporation, including President of Group W Cable and Chairman and Chief Executive Officer of Westinghouse Broadcasting. Mr. Staniar is also a director of Journal Register Company.

Andrew B. Cogan has served as a director of Knoll, Inc. since February 1996. Mr. Cogan became Chief Executive Officer of Knoll, Inc. in April 2001 after serving as Chief Operating Officer since December 1999. Mr. Cogan has held several positions in the design and marketing group worldwide since joining us in 1989, including Executive Vice President—Marketing and Product Development and Senior Vice President. Mr. Cogan is also a director of the Chinati Foundation in Marfa, Texas and American Woodmark Corporation in Winchester, Virginia.

Kathleen G. Bradley has served as a director of Knoll, Inc. since November 1999. Ms. Bradley served as President and Chief Executive Officer, Knoll North America, from April 2001 until her retirement on May 23, 2008. Prior to that time she served as President from December 1999 to April 2001, Executive Vice President—Sales, Distribution and Customer Service from August 1998 until December 1999, Senior Vice President from 1996 until August 1998 and Divisional Vice President for Knoll’s southeast division from 1988 until 1996. Prior to that time, Ms. Bradley was regional manager for our Atlanta region, a position to which she was promoted in 1983. She began her career with Knoll in 1979.

Jeffrey A. Harris has been a director of Knoll, Inc. since February 1996. Mr. Harris is a Managing Director of Warburg Pincus LLC, a private equity firm, where he has been employed since 1983. His responsibilities include involvement in investments in energy, technology and other industries. Mr. Harris is a director of Bill Barrett Corporation, Competitive Power Ventures, ElectroMagnetic GeoServices ASA, Kosmos Energy, Laredo Petroleum, Osum Oil Sands Corp., and Spectraseis AG.

Sidney Lapidus has been a director of Knoll, Inc. since February 1996. Mr. Lapidus is a Retired Partner of Warburg Pincus LLC, a private equity firm, where he was employed from 1967 to 2007. Mr. Lapidus is a director of Lennar Corporation, The Neiman Marcus Group, Inc., as well as a number of non-profit organizations.

John F. Maypole has served as a director of Knoll, Inc. since December 2004. Mr. Maypole has, for over 20 years, served as an independent consultant to various corporations and providers of financial services. Mr. Maypole is also a director of MassMutual Financial Group and National Captioning Institute, Inc.

Stephen F. Fisher has served as a director since December 2005. Mr. Fisher is the Executive Vice President and Chief Financial Officer of Entercom Communications Corp., a radio broadcasting company, a position he has held since November 1998. Mr. Fisher also is a director of iBiquity Digital Corporation.

Sarah E. Nash has served as a director of Knoll, Inc. since September 2006. In August 2005, Ms. Nash retired as a Vice Chairman of J.P. Morgan Chase & Co.’s Investment Bank where she was responsible for the firm’s client relationships. Prior to these responsibilities, she was the Regional Executive and Co-Head of Investment Banking for North America at J.P. Morgan Co. Ms. Nash serves on the Board of Directors of Merrimack Pharmaceuticals, Inc., a biotechnology company. She is a Trustee for Washington & Lee University, New York-Presbyterian Hospital, The New York Historical Society and The New York Restoration Project. Ms. Nash is also on the Business Leadership Council of CUNY.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that provide the framework for the governance of the company. Our Corporate Governance Guidelines are available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request, in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. The information contained on our website is not included as part of, or incorporated by reference into, this proxy statement.

Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial and accounting officers. The Code of Ethics is publicly available on our website at www.knoll.com and will also be made available without charge to any person upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041. We intend to disclose amendments to, or waivers from, provisions of the code of ethics that apply to any director or principal executive, financial or accounting officers on our website at www.knoll.com, in lieu of disclosing such matters in Current Reports on Form 8-K.

Director Independence

In accordance with our Corporate Governance Guidelines, our board of directors has reviewed the qualifications of each of its members and, on February 4, 2009, affirmatively determined that Messrs. Maypole, Fisher, Harris, and Lapidus and Ms. Nash, a majority of the members of our board of directors, are independent. Anthony Terracciano and Kewsong Lee served as directors until March 17, 2008 and April 30, 2008, respectively. In February 2008, our board of directors had determined that Messrs. Terracciano and Lee were independent. The independence standards of the New York Stock Exchange are composed of objective standards and subjective standards. Under the objective standards, a director will generally not be deemed independent if he or she receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective standards, a director will not be independent if the board of directors determines that the director has a material relationship with us. In addition to our board of directors determining these directors meet the objective standards under the listing standards of the New York Stock Exchange, our board of directors has determined that none of these individuals has a material relationship with the company (directly or as a partner, shareholder, or officer of an organization that has a relationship with the company) other than as a director. In making this determination, the board of directors considered relationships of some of the directors with entities that had significant share ownership in the company and the fact that some of the directors serve on boards of companies, or are (or recently were) associated with companies or entities, to which we sold products, or from which we purchased products or services during the year. Given the size and nature of these transactions, we concluded that they would not interfere with the exercise of independent judgment by these board members. The board of directors relied on both information provided by the directors and information developed internally by the company in evaluating these facts.

Cranbrook Educational Community

In connection with its director independence determination, the board of directors reviewed our relationship with the Cranbrook Educational Community. In 2007, we pledged to make charitable contributions to the Cranbrook Educational Community totaling $1,000,000 over a period of seven years, partially in recognition of the fact that our founder, Florence Knoll, attended Cranbrook in the 1930s. In February 2008, $50,000 of this $1,000,000 was set aside to establish the Kass Bradley Scholarship in Design for the Cranbrook Academy of Art in honor of our retired President and CEO, Knoll North America, Kathleen G. Bradley. Jeffrey A. Harris, a member of our board of directors, is a member of the Board of Trustees of the Cranbrook Educational Community. In connection with our annual independence review, our board of directors reviewed these relationships and determined that they were not material to the company and that they do not affect the independence of Mr. Harris.

Board Meetings and Committees

During the year ended December 31, 2008, there were five meetings of our board of directors. During 2008, no director attended fewer than 75% of the total number of meetings of the board and of committees of the board on which he or she served, except for Mr. Terracciano who retired from the board in March 2008. Currently, we do not have a formal policy regarding director attendance at our Annual Meetings of Stockholders. However, it is expected that absent compelling circumstances, our directors will be in attendance at our 2009 Annual Meeting of Stockholders. All of our directors attended our 2008 Annual Meeting of Stockholders.

In accordance with our Corporate Governance Guidelines, our non-management directors meet periodically without any management directors or employees present. As required by the New York Stock Exchange Listing requirements and in accordance with our Corporate Governance Guidelines, our independent directors also meet exclusively in an executive session at least once a year. Mr. Harris presides over meetings of the non-management directors and independent directors.

Our board of directors maintains an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these committees operates pursuant to a written charter, which are publicly available on our website at www.knoll.com and will also be made available to stockholders without charge, upon request in writing to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

Audit Committee. Our audit committee met eight times during 2008. This committee currently has three members, Messrs. Fisher and Maypole and Ms. Nash. Ms. Nash was appointed to the audit committee on March 14, 2008. Our board of directors has determined that Mr. Maypole, the Chairman of the audit committee, is an “audit committee financial expert,” as the SEC has defined that term in Item 401 of Regulation S-K. The composition of our audit committee meets the currently applicable independence requirements of the New York Stock Exchange and SEC rules and regulations. Our audit committee (i) assists our board in monitoring the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm; (ii) assumes direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm; (iii) provides a medium for consideration of matters relating to any audit issues; and (iv) prepares the audit committee report that the SEC rules require be included in our annual proxy statement or annual report on Form 10-K. The audit committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter. Please see the report of the audit committee set forth elsewhere in this proxy statement.

Compensation Committee. Our compensation committee met six times during 2008. This committee currently has three members, Messrs. Harris and Lapidus and Ms. Nash. Mr. Harris serves as Chairman of the committee. Our compensation committee reviews and recommends policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of the chief executive officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives and setting compensation of these officers based on such evaluations. Our chief executive officer generally makes recommendations to the Compensation Committee regarding executive compensation matters. In February 2007, our board of directors designated our compensation committee to serve as the administrative committee under our stock incentive plans. In that role, our compensation committee will determine which individuals will receive awards under our stock incentive plans, the types of such awards, the terms and conditions of such awards and, subject to our stock option grant policy, the time at which such awards will be granted. The compensation committee reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee met two times during 2008. This committee currently has three members, Messrs. Harris, Maypole and Fisher. Mr. Fisher currently serves as Chairman of our nominating and corporate governance committee. Mr. Maypole was appointed to the nominating and corporate governance committee on August 13, 2008. The nominating and corporate governance committee oversees and assists our board of directors in identifying, reviewing and recommending nominees for election as directors; evaluates our board of directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our board of directors on corporate governance and related matters. The nominating and corporate governance committee reviews and evaluates, at least annually, its performance and the performance of its members, including compliance with its charter.

The nominating and corporate governance committee may consider director candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, past service on the board of directors, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board of directors and concern for the long-term interests of the stockholders.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2010 Annual Meeting of Stockholders, it must follow the procedures described in “Stockholder Proposals and Nominations for Director” set forth elsewhere in this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and corporate governance committee, it should submit any pertinent information regarding the candidate to the nominating and corporate governance committee by mail to Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of our compensation committee during fiscal year 2008 was a current or former officer or employee of ours or, except as described in “Transactions with Related Persons,” engaged in transactions with us required to be disclosed by SEC regulations during fiscal year 2008. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Communications with Directors

In accordance with our Corporate Governance Guidelines, interested persons may send communications to the board, to any committee of the board or to any individual members of the board (including non-management directors) by sending a letter to the following address: Knoll, Inc., c/o Corporate Secretary, 1235 Water Street, East Greenville, Pennsylvania 18041. In addition, our board of directors has adopted “Whistleblower Procedures” setting forth procedures to enable the receipt and investigation of accounting, legal or retaliatory claims. The Whistleblower Procedures are publicly available in the Corporate Governance portion of our website at www.knoll.com.

Compensation of Directors

Our Corporate Governance Guidelines provide that the form and amount of compensation provided to our directors shall be determined by the board of directors with the assistance of the compensation committee. The board of directors and compensation committee periodically review our director compensation programs to ensure that they remain competitive. In making this review, the board of directors and compensation committee considers our size, industry characteristics, location, the practices at comparable companies in the same region, and such other factors as the board of directors or compensation committee deems relevant. Effective October 1, 2007, our board of directors adopted the Knoll, Inc. Non-Employee Director Compensation Plan. Under this Plan, our compensation package for non-employee directors currently consists of:

•	an annual fee of $50,000, payable in quarterly installments of $12,500;

•	a fee of $2,500 for each board meeting attended (including participation by telephone);

•	a $10,000 annual fee for chair of the audit committee, payable in quarterly installments of $2,500;

•	an annual grant of restricted shares on the third trading day after the public release of annual financial results with a fair market value of $50,000 at the time of the grant; and

•	reimbursement for expenses incurred in the performance of their duties as directors.

All or a portion of annual fees and meeting fees may, at the election of the non-employee director, be paid in the form of shares of our common stock. The number of shares issuable pursuant to such an election is equal to the value of the fee forgone divided by the fair market value of the common stock on the payment date. Prior to the adoption of the Knoll, Inc. Non-Employee Director Compensation Plan our non-employee directors received an annual fee of $25,000, a fee of $2,500 for each board meeting attended, a grant of 25,000 stock options upon joining the board of directors, and reimbursement for expenses incurred in the performance of their duties as directors.

The table below sets forth information concerning the compensation we paid to our non-employee directors and our chairman during 2008 for service on our board of directors. With the exception of Messrs. Terracciano and Lee, all of the directors listed below served for the entire year. Anthony P. Terracciano resigned from our board of directors effective March 17, 2008. Kewsong Lee retired from our board of directors upon the end of his term on April 30, 2008.

Director Compensation Table—2008

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		Stock Awards ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation		Total ($)
Burton B. Staniar (2)	—		—		200,000	(3)	—	—		200,000
Kathleen G. Bradley	37,720	(4)	—		—		—	50,000	(5)	87,720
Jeffrey A. Harris	62,500	(6)	59,711	(7)	15,276	(8)	—	—		137,487
Sidney Lapidus	62,500	(9)	59,711	(7)	15,276	(8)	—	—		137,487
Kewsong Lee	19,120	(10)	(41,704)	(11)	—		—	—		(22,584)
John F. Maypole	72,500	(12)	6,532	(13)	15,276	(8)	—	—		94,308
Anthony P. Terracciano	10,577	(14)	(20,600)	(15)	—		—	—		(10,023)
Stephen F. Fisher	62,500	(16)	15,814	(17)	15,276	(8)	—	—		93,590
Sarah E. Nash	62,500	(18)	38,275	(19)	15,276	(8)	—	—		116,051

(1)	Amounts shown do not reflect the compensation actually received by the director. Instead, amounts shown in this column represent the compensation costs we recognized as an expense in 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, in connection with outstanding equity awards. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 16 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009. The restricted stock and stock option awards to which the expenses in these columns relate are described in the footnotes below.
(2)	Mr. Staniar serves as our chairman pursuant to an amended and restated employment agreement dated January 1, 2006. In accordance with his employment agreement, Mr. Staniar receives an annual salary of $200,000. Mr. Staniar does not receive any additional compensation for his service on our board of directors.
(3)	On December 14, 2004, Mr. Staniar was granted 80,000 restricted shares which cliff vest on December 13, 2010, if he is still employed with us at such time. The restricted shares can vest earlier upon the occurrence of certain events, including the achievement of certain operating profit targets. The operating profit targets are as follows: (i) $100.0 million, (ii) $115.0 million, (iii) $130.0 million, (iv) $145.0 million, (v) $160.0 million, and (vi) $175.0 million. One-sixth of the amount of the original award vests upon the achievement of each target. As of December 31, 2008, the first three targets were achieved and 40,000 of the restricted shares granted on December 13, 2004 remained unvested. As of February 10, 2009, the first four targets were achieved and 26,667 of the restricted shares granted on December 13, 2004 remained unvested.
(4)	Ms. Bradley began receiving payments under the Knoll, Inc, Non-Employee Director Compensation Plan following her retirement on May 23, 2008. Ms. Bradley received $30,220 as compensation for serving on our board of directors after her retirement and $7,500 for attending three board of director meetings in 2008.
(5)	In February 2008, $50,000 of our $1,000,000 pledge to the Cranbrook Educational Community was set aside to establish the Kass Bradley Scholarship in Design for the Cranbrook Academy of Art in honor of Ms. Bradley.
(6)	Mr. Harris received $50,000 as annual compensation for serving on our board of directors and $12,500 for attending five board of director meetings in 2008.

(7)	On February 12, 2007, each of these directors was granted stock options to purchase 25,000 shares of our common stock at an exercise price of $23.47 per share. These stock options vest annually in equal amounts over the four-year period following the grant date (February 12, 2007), but may vest earlier upon a change-in-control. As of December 31, 2008, 6,250 of these stock options held by each of Messrs. Harris and Lapidus were vested and 18,750 were unvested.
(8)	On February 11, 2008, pursuant to the terms of the Knoll, Inc. Non-Employee Director Compensation Plan, each of our non-employee directors received a grant of 3,731 shares of restricted stock, with a fair market value of $50,000 at the time of grant. These shares vest equally in one-third increments on the first, second and third anniversary of the date of grant, subject to earlier pro rata vesting upon the occurrence of certain events. The grant date fair value of each of these restricted stock awards under FAS 123R was $50,000. As of December 31, 2008, all of these shares were unvested.
(9)	Mr. Lapidus received $50,000 as annual compensation for serving on our board of directors and $12,500 for attending five board of director meetings in 2008. Pursuant to our Non-Employee Director Compensation Plan, Mr. Lapidus elected to receive all of his fees in the form of shares of our common stock. Based on the closing stock price at the time of payment, Mr. Lapidus received a total of 5,465 shares of our common stock which were earned as follows: 1,299 shares on March 31, 2008 (based on a closing price of $11.54), 1,234 shares on June 30, 2008 (based on a closing price of $12.15), 992 shares on September 30, 2008 (based on a closing price of $15.12) and 1,940 shares on December 31, 2009 (based on a closing price of $9.02).
(10)	Mr. Lee received $16,620 as compensation for serving on our board of directors for a portion of 2008 and $2,500 for attending one board of director meeting in 2008.
(11)	On February 12, 2007, Mr. Lee was granted stock options to purchase 25,000 shares of our common stock at an exercise price of $23.47 per share. Mr. Lee retired from our board of directors on April 30, 2008 and, as of his retirement, 6,250 of these stock options were vested and 18,750 were unvested and forfeited. Pursuant to SEC rules, the negative amount indicated represents the FAS 123R value that was previously reported in our 2007 Director Compensation Table and which relates to these forfeited stock options.
(12)	Mr. Maypole received $50,000 as annual compensation for serving on our board of directors and $10,000 for serving as chairman of our audit committee. Mr. Maypole also received $12,500 for attending five board of directors meetings in 2008.
(13)	On December 17, 2004, we granted Mr. Maypole stock options to purchase 25,000 shares of our common stock at an exercise price of $17.80 per share. These stock options vested annually in equal amounts over the four-year period following the grant date (December 17, 2004), but may vest earlier upon a change-in-control. As of December 31, 2008, all of Mr. Maypole’s stock options were vested.
(14)	Mr. Terracciano received $10,577 as compensation for serving on our board of directors for a portion of 2008.
(15)	On December 17, 2004, Mr. Terracciano was granted stock options to purchase 25,000 shares of our common stock at an exercise price of $17.80 per share. Mr. Terracciano retired from our board of directors on March 17, 2008 and, as of his retirement, 18,750 of these stock options were vested and 6,250 were unvested and forfeited. Pursuant to SEC rules, the negative amount indicated represents the FAS 123R value that was previously reported in our 2007 and 2006 Director Compensation Tables and which relates to these forfeited stock options.
(16)	Mr. Fisher received $50,000 as annual compensation for serving on our board of directors and $12,500 for attending five board of directors meetings in 2008.
(17)	On December 6, 2005, we granted Mr. Fisher stock options to purchase 25,000 shares of our common stock at an exercise price of $18.01 per share. These stock options vest annually in equal amounts over the four-year period following the grant date (December 6, 2005), but may vest earlier upon a change-in-control. As of December 31, 2008, 18,750 of these stock options were vested and 6,250 were unvested.
(18)	Ms. Nash received $50,000 as annual compensation for serving on our board of directors and $12,500 for attending five board of directors meeting in 2008.
(19)	On September 27, 2006, we granted Ms. Nash stock options to purchase 25,000 shares of our common stock at an exercise price of $20.04 per share. These stock options vest annually in equal amounts over the four-year period following the grant date (September 27, 2006), but may vest earlier upon a change-in-control. As of December 31, 2008, 12,500 of these stock options were vested and 12,500 were unvested.

EXECUTIVE OFFICERS

Set forth below are the names of our executive officers, who are not also directors, their ages as of February 28, 2009, their offices within the company, their principal occupations or employment for the past five years and the names of other public companies in which such persons hold directorships.

Name	Age	Position
Lynn M. Utter	46	President and Chief Operating Officer, Knoll North America
Arthur C. Graves	62	Executive Vice President—Sales and Distribution
Stephen A. Grover	56	Former Executive Vice President—Operations
Benjamin A. Pardo	47	Senior Vice President—Director of Design
Barry L. McCabe	62	Executive Vice President and Chief Financial Officer
Michael A. Pollner	36	Vice President, General Counsel and Secretary
Marcia A. Thompson	52	Vice President—Human Resources
David L. Schutte	44	Senior Vice President and Chief Marketing Officer

Lynn M. Utter was named our new President and Chief Operating Officer, Knoll North America, effective March 3, 2008. Prior to joining us, Ms. Utter served from 2003 to 2008 as the Chief Strategy Officer at Coors Brewing Company, a business unit of Molson Coors Brewing Company. Prior to that, Ms. Utter held the title of Group Vice President, Operations, and various other operational titles during her tenure with Coors, which began in 1997. Prior to her employment by Coors, Ms. Utter was employed as the Vice President, Sales of Frito-Lay Company. Ms. Utter also is currently a Director of WESCO International, Inc.

Arthur C. Graves has served as our Executive Vice President—Sales and Distribution since January 1, 2008 after serving as our Senior Vice President—Sales and Distribution since October 1999. Mr. Graves began his career with us in 1989 and has held several senior sales management positions with us since that time. Prior to joining us, Mr. Graves was employed by Herman Miller from 1979 to 1989, where he held several sales and management positions. Mr. Graves’ career in the contract office furniture industry has spanned more than 25 years.

Stephen A. Grover was promoted to Executive Vice President—Operations on January 1, 2008 after serving as our Senior Vice President—Operations since May 1999. Mr. Grover retired from Knoll effective March 15, 2009. Mr. Grover was responsible for our Purchasing, Logistics, Product Development and Manufacturing teams. Prior to joining us, Mr. Grover was the Global Manufacturing Manager for General Electric’s Magnetic Resonance Imaging business. Over his 19-year career at General Electric, Mr. Grover also worked across the plastics business and medical systems business in progressively larger roles.

Benjamin A. Pardo was appointed as our Senior Vice President—Director of Design in September 2005. Prior to joining us, Mr. Pardo was President of Unifor, Inc., where he had been employed since 1988.

Barry L. McCabe has served as our Executive Vice President since January 1, 2008 after serving as our Senior Vice President and Chief Financial Officer since May 2002. Mr. McCabe served as our Senior Vice President, Treasurer and Controller from January 2000 until May 2002 and served as our Vice President, Treasurer and Controller from January 1995 until January 2000. Prior to joining us in August 1990, Mr. McCabe worked with a number of Westinghouse business units during his 16-year career at Westinghouse.

Michael A. Pollner became our Vice President, General Counsel and Secretary on March 1, 2007, after serving as our Assistant General Counsel since September 1, 2005. Prior to joining us, Mr. Pollner was a lawyer with the Philadelphia-based law firm, Blank Rome LLP, which he joined in February 2004. From September 1999 to February 2004, Mr. Pollner was a member of the business law department at Cohen & Grigsby, P.C. in Pittsburgh, Pennsylvania.

Marcia A. Thompson has served as our Vice President—Human Resources since January 2005. She was named Director of Human Resources in April 2003, after serving as Human Resources Manager from 1993 until April 2003. Ms. Thompson’s career in human resources has spanned 20 years.

David L. Schutte became our Senior Vice President and Chief Marketing Officer on January 1, 2007. Mr. Schutte began his career with us in 1990 and served until 1995 in several roles including Director of Marketing for KnollStudio® and KnollExtra®. Subsequently, Mr. Schutte held several senior positions in the contract office furniture industry including Vice President of Marketing for Maharam and Vice President of A&D Sales for Herman Miller. Mr. Schutte rejoined us in May 2004 as Vice President and General Manager of KnollTextiles®, a position he held until January 1, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Overview

This Compensation Discussion and Analysis addresses the compensation paid or awarded to our five executive officers listed in the Summary Compensation Table below. These executive officers are referred to in this proxy statement as our “named executive officers”. Our compensation policies discussed below generally apply equally to all of our executive officers, but for purposes of this compensation discussion and analysis references to “executive officers” or “officers” refer to our named executive officers, unless the context indicates otherwise.

Our executive compensation programs are generally designed to:

•	provide competitive compensation packages that will attract and retain superior talent;

•	motivate our executive officers to achieve desired company and individual performance and to appropriately reward that performance; and

•	align the interests of our executive officers with the long-term interests of our stockholders, primarily through equity awards.

We believe that motivating and rewarding exceptional performance is the overriding principle of our executive compensation programs.

Our executive compensation programs are comprised of: (i) base salary; (ii) annual non-equity incentive bonuses, which are discretionary, but based primarily on the achievement of individual and company objectives and performance; and (iii) long-term incentive compensation in the form of periodic equity awards. In addition to our annual discretionary non-equity incentive bonuses, we sometimes grant additional cash bonuses that relate to exceptional efforts or accomplishments, rather than pre-determined individual or company financial or business metrics.

The following table sets forth the primary objectives addressed by each component of our executive compensation programs.

Type of Compensation	Objectives Addressed
Base Salary	Competitive Compensation

Annual Non-Equity Incentive Bonus	Competitive Compensation; Motivation; Reward

Long-Term Incentive Compensation (Stock Options and Restricted Shares)	Retention; Reward; Motivation; Alignment of Interests with Stockholders

Our named executive officers are also provided severance and change-in-control protections, which can be triggered in a number of scenarios, and also may participate in our standard pension and retirement plans on the same basis as our associates generally. Our named executive officers are not generally provided with any material perquisites. However, Ms. Utter received (i) reimbursement of relocation expenses, and (ii) commuting expenses through August 2008 as part of the compensation package negotiated with her when she joined the company in March 2008. With the exception of Ms. Utter, the compensation amounts reflected in the tables that follow this compensation discussion and analysis do not reflect the payment or provision of any perquisites.

Process

Our compensation committee generally meets at least three times a year formally and on more occasions as needed. Members of our compensation committee also discuss compensation matters with our chief executive officer and among themselves informally throughout the year in an effort to both (i) monitor the appropriateness of our executive compensation packages on an on-going basis and (ii) prepare for the formal compensation committee meetings and the definitive compensation decisions that are made at those meetings.

At formal compensation committee meetings, our chief executive officer presents the compensation committee with his recommendations regarding compensation for the named executive officers, including recommendations as to (i) base salaries and non-equity incentive award targets for the upcoming year and (ii) the actual payouts under the annual non-equity incentive awards granted to the named executive officers for the previous year.

In connection with these recommendations, the compensation committee is provided with information on the executive officers’ existing compensation arrangements and compensation history, if requested. The committee is also provided (and considers) our actual financial performance during the previous year, both in relation to the performance targets set in the previous year and in relation to the industry as a whole. Other factors, including the executive officer’s individual performance and any extraordinary efforts or hurdles faced by the executive officer in the previous year, are also considered.

We generally do not establish compensation levels based on formal benchmarking to competitors. However, the compensation committee and the full board of directors is usually provided with compensation and other performance information of our primary publicly held competitors, including Herman Miller, Inc., Steelcase, Inc. and HNI Corporation. We use this information to make subjective determinations as to whether our compensation packages are competitive and reasonable.

After reviewing the chief executive officer’s recommendations and the other relevant information, the compensation committee determines the compensation packages for each of the named executive officers other than our chief executive officer. In accordance with our compensation committee charter, the compensation committee makes a recommendation to our full board of directors with respect to the compensation arrangements for our chief executive officer. Our board of directors then evaluates those recommendations and any other information it deems appropriate and determines the applicable compensation levels for our chief executive officer.

Our chief executive officer may also periodically recommend to the compensation committee that certain executive officers receive equity grants (typically restricted stock or stock options). We do not have a policy of standard or periodic equity grants to executive officers. These grants are typically based on the executive officers’ then-outstanding equity and the responsibilities that such executive officer has managed in the past or is expected to manage in the future.

Base Salary

The compensation committee reviews base salary levels for executive officers on an annual basis. Currently, our only named executive officers with formal written employment agreements are our Chief Executive Officer, Mr. Cogan, and our President and Chief Operating Officer, Knoll North America, Ms. Utter. In determining salaries, we take into consideration individual experience and past performance of the executive officer. We also consider the base salaries of executive officers at the peer companies discussed above. However, this information is used only as a point of reference to ensure that base salary for the executive officer is reasonably competitive.

We attempt to set base salaries at levels that are competitive in the industry and in relation to the particular job function of the executive officer. The annual base salary provides a base level of compensation for services rendered during the year and is intended to reward the executive officer for the day-to-day complexities and difficulties of his/her job. We believe this provides the executive with a fair level of compensation, but also enables our annual discretionary non-equity incentive bonuses and equity grants to have a significant motivating impact on the executive officers.

Annual Non-Equity Incentive Bonuses

We award non-equity incentive bonuses on an annual basis. Our annual incentive bonuses are primarily intended to motivate our executive officers to exceed our performance objectives for the year. The compensation committee, with the input of the chief executive officer, establishes specific performance goals related specifically to that officer’s areas of responsibility and to the company’s overall financial performance. Typically, these bonuses are based on us obtaining a certain level of operating profit for the year (based on our financial plan for the year) and additional financial metrics that are tied to the specific position of the executive officer. For instance, the annual award for our Executive Vice President—Sales and Distribution will typically also tie to sales growth and related performance metrics. These performance goals can change from year to year as circumstances and business conditions change.

The target payouts on these awards are generally between 100% to 125% of the executive officer’s base salary and, therefore, provide an opportunity for the executive officer to significantly increase his/her annual cash compensation by delivering strong performance and assisting the company in meeting its financial targets. We believe this potential increase in annual cash compensation keeps our executive officers highly motivated and, when performance targets are met and exceeded, appropriately rewarded for their hard work and exceptional performance in what are very demanding jobs.

The compensation committee determines the amount of each executive’s actual non-equity incentive payment based on our ability to meet the company financial targets and an assessment of the officer’s progress toward achieving the individual established goals and any other criteria determined to be appropriate by the compensation committee, including the ability of the executive officer to react to real-time challenges that arise in the course of the year. As explained above, in accordance with our compensation committee charter, the compensation committee makes a recommendation to the board of directors with respect to the annual incentive payments for the chief executive officer, and the board of directors makes the final determination of such amounts. These annual payments are disclosed in the “non-equity incentive plan compensation” column of the Summary Compensation Table below.

We have significant flexibility to increase or decrease the amounts paid under the non-equity incentive awards, regardless of whether the various targets are achieved. Rather than relying on rigid formulas and calculations, we use our judgment and discretion to determine payouts that we believe are appropriate under the circumstances. The decision to increase or decrease an actual payout under the award is generally based on a variety of factors we deem appropriate, including, without limitation, our overall performance for the year, the individual executive’s performance, the business environment existing during the year and any extraordinary obstacles that may have arisen during the course of the year. As evident from some of the payouts approved for 2007 and 2008, our officers can be significantly rewarded when the company and individual performance measures are exceeded.

By structuring these annual incentive bonuses in a way that permits us to exercise discretion and to consider individual performance metrics related specifically to the role of the executive officer, as well as overall company performance (typically operating profit), we enable our executive officers to have a more direct impact on the ultimate payout under their individual annual incentive bonuses. Although their individual performance impacts the overall company performance metric, the satisfaction of that company metric is dependent on the performance of many other parts of the company and can also be impacted by general economic factors outside of anyone’s control. In the event overall company performance falls short of the desired target in any given year, we can adjust the payout downward under the award for some executive officers, and at the same time reward other executive officers who met or exceeded their individual performance targets for the year, as we determine to be equitable.

In addition to discretionary increases under the non-equity incentive awards, the compensation committee may, and has in the past, granted additional special bonuses that relate more to extraordinary and exceptional efforts or accomplishments of one or more executive officers than to pre-determined company or individual financial performance metrics. For example, in connection with our two secondary public offerings in 2006, we paid special bonuses to Mr. Cogan and Mr. McCabe as a way of recognizing and rewarding that accomplishment and their extraordinary efforts in furtherance of that accomplishment. These amounts are disclosed in the “bonus” column of the Summary Compensation Table below.

The financial targets used in our annual non-equity incentive compensation programs generally relate to our annual financial plan that is submitted to and approved by our board of directors. For example, the operating profit projections contained in our 2008 financial plan were also used as the operating profit targets we incorporated into our 2008 non-equity incentive awards. Accordingly, these awards are intended to motivate and drive our officers to achieve (and exceed) those financial plan targets. For 2008, we were able to increase our operating efficiencies and grow our gross margins to 35.3% and produce operating margins of 13.0% in 2008—a slight decrease from 2007 operating margins of 13.5%. We were also able to grow our revenues more than the industry in what was a more difficult economic environment. These achievements, among others, enabled us to exceed our 2008 operating profit target of $144.2 million.

Long-term Incentive Compensation—Equity Grants

We believe that our executive officers should have significant equity interests, and have designed our compensation programs accordingly. Long-term incentive compensation, in the form of restricted shares and stock options, is a key component of our executive compensation program and serves a retention, motivation and reward function. Equity awards also align the interests of our executive officers with those of our stockholders and reward our executive officers by allowing them to share in any appreciation in the value of our common stock. They are designed to reward a longer performance horizon than our annual non-equity incentive bonuses, typically three to six years.

Stock Options and Stock Option Grant Policy. On February 6, 2007, we adopted a stock option grant policy. Prior to the adoption of this policy, we did not have a formal policy governing our stock option grants. The stock option grant policy provides that all stock option grants will be approved at a meeting (including telephonic meetings) and not by written consent. Under this policy, stock options will only be granted on a quarterly basis and the effective date of each grant will be the third trading day after our next public announcement of quarterly or annual financial results following the date the compensation committee meets to consider (and approve) such grants. The exercise price of stock options will be the closing price of our common stock on the New York Stock Exchange as of the effective date of each grant. Restricted stock awards are not expressly covered by the terms of the stock option grant policy, but we generally intend to treat the grant of restricted stock awards in a similar manner.

Our stock option grants typically vest over a four or five year period following the date of grant, but vesting is accelerated upon a change-in-control of the company. Outstanding stock options are generally forfeited when an officer ceases to be employed by the company. However, depending on the reasons for the separation of employment (i.e., death, disability, or cause), our option grants have historically permitted grantees to hold options that were vested at the time of the separation for up to one year. Unvested stock options are forfeited immediately upon separation of employment.

Restricted Shares—Time and Performance Features. We periodically grant restricted shares to our executive officers and other key employees. Our restricted share grants have historically been structured to vest in one tranche on the fifth or sixth anniversary of the date of grant, at which point the restrictions on the shares lapse and the vested shares may be sold by the grantees, with accelerated vesting upon the achievement of operating profit targets. The vesting of the restricted shares can also accelerate (on a pro rata basis) upon a change-in-control of the company and upon terminations without cause. Restricted shares are forfeited if the grantee voluntarily leaves the company prior to the vesting or is terminated for “cause” (as defined in the applicable restricted share agreement or stock incentive plan). Dividends that accrue on our common stock during the vesting period of any restricted shares are accrued and paid out to the grantee when the restricted shares vests.

Restricted Share Awards—Time Vesting. In addition to our time and performance vested restricted shares discussed above, beginning in October 2007, we have granted time-vested restricted shares to our named executive officers and other key employees. These awards typically vest equally over three to five year periods following grant. Although these awards differ from the time and performance vested restricted shares as they do not have an accelerated vesting feature conditioned on the achievement of operating profit targets, they do, however, provide for pro rata accelerated vesting upon a change-in-control or termination without cause. These grants are primarily designed to ensure the services of our senior leadership team over at least the next few years. Increasing the unvested equity held by these officers is considered important from a retention perspective as a significant portion of the restricted shares previously granted to these officers are beginning to vest on an accelerated basis upon the achievement of operating profit targets.

Retention Feature.

When an executive officer leaves the company, stock options and unvested restricted share awards are generally forfeited. The amount of equity provided to an executive officer is typically evaluated with a view to making sure that the equity (whether restricted shares, stock options, or both) has significant enough value that the forfeiture of the equity upon voluntarily leaving the company significantly discourages our executive officers from seeking other employment opportunities and from entertaining other employment opportunities that may otherwise arise.

We believe restricted shares are particularly effective retention tools because they can maintain value in spite of fluctuations in our stock price. Stock options have an exercise price that, based on fluctuations in our stock price, can exceed the market price of our stock, causing the stock options to be of little or no value. Restricted shares have no exercise price feature and therefore tend to better maintain value in response to fluctuations in our stock price. We generally use the retentive value of restricted stock primarily for only our most senior executive officers and other key employees. These are the people we believe are critical to our future success and also the ones we believe will be required to handle the most significant responsibilities.

Motivation and Reward Feature.

In addition to the retention aspect of stock options and restricted stock, we also believe stock option and restricted share awards serve a motivation and reward function. The higher our stock price at vesting, the more valuable these equity awards become to the grantee. Over the vesting period, grantees can increase the value of these equity awards (and, therefore, their overall compensation) to the extent their individual performance can impact the company’s overall performance and result in an increase in our stock price. We, therefore, believe these equity awards motivate the grantees to accomplish desired performance and, to the extent our stock price responds to our overall performance, these restricted shares can result in significant value to our officers, rewarding them for their hard work and exceptional performance.

Stock Ownership Policy. In August 2007, we adopted a Stock Ownership Policy that is applicable to our directors and named executive officers. Under the policy, our named executive officers are required to own equity equal to at least four times their base salary and our directors are required to own equity equal to at least four times their annual cash retainer. There is a five year transition period to allow individuals to become compliant with the policy. Please see the policy, which is available on our website at www.knoll.com, for more detailed information on how stock and equity derivatives are valued and other details of the policy.

We believe this policy helps further our desire to have our named executive officers’ interests aligned with the interests of our stockholders. The four times base salary requirement will result in our named executive officers holding a significant amount of value in Knoll equity. For example, in the case of our chief executive officer, Mr. Cogan, whose base salary is currently $800,000 per annum, the equity holdings must be at least $3,200,000.

Pension and Retirement Benefits

Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates, who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers, other than Ms. Utter, are fully vested.

Upon attainment of normal retirement age (65, 66, or 67, depending on the participant’s date of birth) or the 5th anniversary of participation in the plan, participants become entitled to a pension benefit of 1.55% of their career compensation, which is defined in the plan as the sum of the participant’s compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law. In addition, the plan provides for a minimum benefit per year of participation of $300.

Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by 1/2 of 1% for each month’s payment before normal retirement age depending on the participant’s age and years of service at the time of such early retirement.

The Knoll Pension Plan was put into place in 1996 as a way of (i) structuring our compensation programs to be more competitive for all of our associates and (ii) providing our associates (including our named executive officers) with a tax qualified retirement plan that would ensure that our associates had a certain level of additional compensation after retirement.

Severance and Change-in-Control Benefits

We have a severance pay plan that generally applies to all of our regular full-time or part-time U.S. employees, including our named executive offers, who are not covered by a collective bargaining agreement. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed in connection with a job elimination. The plan is intended to provide employees with compensation when their jobs are eliminated for business or economic reasons. All of our named executive officers, other than Mr. Cogan and Ms. Utter, are covered by the severance pay plan. For a more detailed discussion of the severance pay plan, see “Potential Payments Upon Termination or Change-in-Control—Severance Pay Plan and Notice Pay Plan”.

We have agreed to provide Mr. Cogan and Ms. Utter with severance benefits upon certain separations of their employment. Mr. Cogan and Ms. Utter are entitled to severance benefits if (i) their respective employment is terminated by us for any reason other than cause or in connection with a disability or death of the executive, (ii) we elect not to renew the employment agreement, or (iii) in the case of Mr. Cogan, the employment agreement is terminated by Mr. Cogan in connection with a material breach of the employment agreement by us. These severance benefits are contained in employment agreements between us and each of Mr. Cogan and Ms. Utter. For more details on these benefits, see “Potential Payments Upon Termination or Change-in-Control—Severance Under Employment Agreements”.

If the severance provisions are triggered under Mr. Cogan’s employment agreement, he is entitled to the sum of (i) 200% of his then base salary, plus (ii) the average of the annual bonuses paid to him for the two completed fiscal years that immediately proceeded the fiscal year of the termination. If the severance provisions under Ms. Utter’s employment agreement are triggered in 2009, Ms. Utter is entitled to the sum of 150% of her then base salary. If the severance provisions under Ms. Utter’s employment agreement are triggered after December 31, 2009, Ms. Utter is entitled to the sum of 100% of her then base salary.

Ms. Utter joined Knoll with the expectation that she would receive primary consideration to succeed Mr. Cogan as chief executive officer. Accordingly, Ms. Utter’s employment agreement also provides for a severance equal to 100% of her then base salary if she terminates her employment with the company because Mr. Cogan ceases to be employed as the company’s chief executive officer between January 1, 2010 and December 31, 2015 and Ms. Utter is not appointed by the company’s board as his replacement.

The severance benefits provided to Mr. Cogan and Ms. Utter were designed, in part, as an inducement to Mr. Cogan and Ms. Utter to serve as our Chief Executive Officer and President and Chief Operating Officer, Knoll North America, respectively, and as consideration for their willingness to agree to a non-competition arrangement. The severance arrangements were also structured to provide Mr. Cogan and Ms. Utter with a certain measure of job security and protection against termination without cause and termination or loss of employment through no fault of Mr. Cogan or Ms. Utter.

2008 Compensation—Analysis

Like many companies, global economic instability affected our 2008 compensation decisions, both in the size of our non-equity incentive award payments for 2008 as well as the incentive targets and salary determinations we made for 2009. Our named executive officers received sizeable non-equity incentive bonuses in 2008 in reward for the company’s exceptional financial performance under difficult economic conditions. Despite a deteriorating economic environment, we were able to deliver strong financial performance in 2008, meeting or exceeding most of our financial targets. This was accomplished in a period when our industry demand was down 2%, as reported by our industry trade association, The Business and Institutional Furniture Manufacturers Association (“BIFMA”).

We expect 2009 to be a more difficult year than 2008. The global economy is experiencing significant retraction and our industry is not immune. As of March 2, 2009, BIFMA was forecasting a 19.3% decline in industry sales for 2009. Although we still expect to outperform our industry and our peers in 2009, we recognize the environment in which we operate will be difficult. We have taken steps to address these issues, including wage freezes and work force reductions in 2008 and early 2009.

Given the overall economic uncertainty as well as our industry outlook for 2009, and consistent with our other actions to appropriately manage our operating expenses, we deferred salary increases for our named executive officers and maintained each named executive officer’s 2009 non-equity incentive target at the same level as 2008. We believe these decisions were appropriate given the macro-economic challenges we expect to face in 2009. We believe these compensation levels will still provide the right incentives to both motivate and reward our named executive officers in 2009.

Chief Executive Officer

In 2008, Mr. Cogan received a base salary of $800,000 and a non-equity incentive bonus of $1,250,000. Under his employment agreement, Mr. Cogan’s target annual incentive bonus of at least 100% of base salary is based upon the attainment of goals established by the compensation committee and the board of directors. For 2008, Mr. Cogan’s non-equity incentive bonus was based on certain quantitative and non-quantitative factors, including our operating performance. The non-equity incentive award payout was $250,000 more than the target award of $1,000,000 and was based primarily on our exceptional financial performance in 2008, including our ability to exceed our annual operating profits target of $144.2 million. Under Mr. Cogan’s leadership, we outperformed our industry and achieved one of our best years ever for orders and sales. This performance was achieved in a very difficult economic environment. Mr. Cogan’s 2008 non-equity incentive payment was also based on the board’s determination that Mr. Cogan managed the company well during 2008 and appropriately reacted to the challenges that arose.

On October 21, 2008, Mr. Cogan was granted 425,000 restricted shares. These shares vest equally over the five-year period immediately following the date of grant, but can vest on an accelerated basis (pro rata) upon a change-in-control, termination without cause, disability or death. In making the decision to grant these shares, the compensation committee considered the company’s overall performance under Mr. Cogan’s leadership and the desire to reward that performance and retain Mr. Cogan’s leadership in what are expected to be difficult times ahead.

Consistent with our decision to maintain 2009 salaries and non-equity incentive awards at 2008 levels, in December 2008, we decided to maintain Mr. Cogan’s annual salary at $800,000 and granted him a 2009 non-equity incentive award with a target payment of $1,000,000.

President and Chief Operating Officer, Knoll North America

Ms. Utter joined us in March 2008 and quickly began to make a positive impact. In accordance with her employment agreement, Ms. Utter is paid a base salary of $400,000 per year. She was paid $333,333 in pro rata salary for 2008. Under her employment agreement, Ms. Utter is also entitled to participate in our non-equity incentive program based upon the attainment of goals established by the compensation committee, with a guaranteed payment of $400,000 for 2008. Consistent with her employment agreement, we also reimbursed Ms. Utter $158,962 in relocation expenses (grossed-up for tax purposes) associated with her move to Pennsylvania and $6,324 in travel/commuting related expenses (grossed-up for tax purposes) related to travel between Colorado and Pennsylvania from March 3, 2009 through August 2009. Ms. Utter’s employment agreement was negotiated in connection with her joining us in early 2008 and, in our view, represents a competitive compensation package for Ms. Utter’s position and responsibilities at Knoll. We believe Ms. Utter’s compensation arrangement fits within our compensation philosophy of motivating and rewarding performance.

For 2008, Ms. Utter received an annual non-equity incentive bonus of $500,000, which was based on quantitative and non-quantitative factors, including our operating performance. The non-equity incentive award payout was $100,000 more than the guaranteed amount of $400,000 under her employment agreement and was based primarily on our ability to exceed our annual operating profits target of $144.2 million in a challenging economic environment and our belief that Ms. Utter integrated into the Knoll culture and made a positive impact more quickly than expected.

In April of 2008, Ms. Utter was granted 100,000 restricted shares and stock options to purchase 100,000 shares. The restricted shares and the stock options vest equally over the five-year period immediately following the date of grant, but can vest on an accelerated basis upon a change-in-control. Ms. Utter’s restricted shares also can vest on an accelerated basis (pro rata) in the event of death, disability or termination without cause. These equity awards were negotiated with Ms. Utter in connection with her recruitment and hiring. The committee believes these equity awards fit within our overall compensation philosophy and will appropriately motivate and reward Ms. Utter to drive strong performance.

Consistent with our decision to maintain 2009 salaries and non-equity incentive awards at 2008 levels, in December 2008, we decided to maintain Ms. Utter’s annual salary at $400,000 and granted her a 2009 non-equity incentive award with a target payment of $400,000.

Executive Vice President and Chief Financial Officer

In 2008, Mr. McCabe received a base salary of $295,000 and a non-equity incentive bonus of $400,000. For 2008, Mr. McCabe’s annual incentive bonus was based on quantitative and non-quantitative factors, including our operating performance and Mr. McCabe’s individual performance in managing our finance department and the other responsibilities associated with his position as chief financial officer. The non-equity incentive award payout was $105,000 more than the target award of $295,000 and was based on our ability to exceed our annual operating profits target of $144.2 million and our belief that Mr. McCabe’s individual performance during 2008 exceeded our expectations. We are especially pleased with Mr. McCabe’s consistent management of our balance sheet.

On October 21, 2008, Mr. McCabe was granted 125,000 restricted shares. These shares vest equally over the five-year period immediately following the date of grant, but can vest on an accelerated basis (pro rata) upon a change-in-control, termination without cause, disability or death. In making the decision to grant these shares, the compensation committee considered the company’s overall performance under Mr. McCabe’s leadership and the desire to reward that performance as well as retain Mr. McCabe’s leadership in what are expected to be difficult times ahead.

Consistent with our decision to maintain 2009 salaries and non-equity incentive awards at 2008 levels, in December 2008, we decided to maintain Mr. McCabe’s annual salary at $295,000 and granted him a 2009 non-equity incentive award with a target payment of $295,000.

Executive Vice President—Sales and Distribution

In 2008, Mr. Graves received a base salary of $295,000 and a non-equity incentive bonus of $400,000. For 2008, Mr. Graves’ non-equity incentive bonus was based on quantitative and non-quantitative factors, including our operating performance and Mr. Graves’s individual performance in furtherance of our revenue growth in 2008. The non-equity incentive award payout was $105,000 more than the target award of $295,000 and was based on our ability to exceed our annual operating profits target of $144.2 million and Mr. Graves’ individual performance during 2008 in helping the company exceed that target. During 2008, we managed to grow our revenues in a very difficult sales environment while our industry as a whole saw revenue declines.

Consistent with our decision to maintain 2009 salaries and non-equity incentive awards at 2008 levels, in December 2008, we decided to maintain Mr. Graves’ annual salary at $295,000 and granted him a 2009 non-equity incentive award with a target payment of $295,000.

Executive Vice President—Operations

In 2008, Mr. Grover received a base salary of $295,000 and a non-equity incentive bonus of $300,000. For 2008, Mr. Grover’s non-equity incentive bonus was based on quantitative and non-quantitative factors, including our operating performance and Mr. Grover’s individual performance in managing our operations in 2008. The non-equity incentive award payout was essentially equal to the target award of $295,000 and was based on our ability to exceed our annual operating profits target of $144.2 million and our belief that Mr. Grover’s individual performance during 2008 met our expectations. We improved our operating efficiencies in 2008, which is reflected, in part, by the increase in our gross margins from 34.6% to 35.3%. We were able to achieve these increased operating efficiencies in spite of difficult exchange rate and inflationary pressures that arose during the year.

Consistent with our decision to maintain 2009 salaries and non-equity incentive awards at 2008 levels, in December 2008, we decided to maintain Mr. Grover’s annual salary at $295,000 and granted him a 2009 non-equity incentive award with a target payment of $295,000. As previously disclosed, Mr. Grover retired on March 15, 2009.

Operating Profits as a Target

Although we consider various financial metrics (including revenue growth, gross margins, and earnings per share growth), as well as subjective factors, when making our compensation decisions, we use operating profits as the primary performance metric under our annual non-equity incentive awards and as the trigger target for accelerated vesting under our restricted stock awards. We believe that operating profits is the best financial measurement for evaluating our operating performance because it is less subject to non-recurring items and non-operating items. When evaluating our performance, we believe items such as our tax rates, asset sales and share buybacks, which impact other financial metrics (like net income or earnings per share), should not be considered. We also tend to use operating profits when comparing our performance with the performance of our competitors.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1,000,000 on the amount of compensation that may be deducted by the company in any year with respect to the chief executive officer or any other executive officer covered by Section 162(m) unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), but we generally pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans. In many circumstances we believe that our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Summary Compensation Table

The following table sets forth information concerning the compensation awarded to or earned during our fiscal years ended December 31, 2008, 2007 and 2006, by our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers whose total compensation (net of any changes in pension values and non-qualified deferred compensation earnings disclosed in the table below) exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)		Total ($)
Andrew B. Cogan,	2008	800,000	—		1,481,330	—	1,250,000	(5)	13,207	—		3,544,537
Chief Executive Officer	2007	650,000	—		883,333	—	1,040,000	(6)	—	—		2,573,333
	2006	500,008	400,000	(7)	800,000	—	600,000	(8)	11,210	—		2,311,218

Barry L. McCabe,	2008	295,000	—		483,330	—	400,000	(9)	38,024	6,900	(4)	1,223,254
Executive Vice President	2007	275,000	—		304,999	—	416,000	(10)	4,667	6,750	(4)	1,007,416
and Chief Financial Officer	2006	225,000	200,000	(7)	280,000	—	200,000	(11)	32,868	6,600	(4)	944,468

Lynn M. Utter,	2008	333,333	—		175,600	122,513	500,000	(12)	10,125	169,686	(13)	1,311,257
President and Chief
Operating Officer, Knoll
North America

Arthur C. Graves,	2008	295,000	—		458,330	—	400,000	(14)	38,383	6,900	(4)	1,198,613
Executive Vice President—	2007	275,000	—		376,388	—	416,000	(15)	4,902	6,750	(4)	1,079,040
Sales and Distribution	2006	249,167	—		360,000	—	400,000	(16)	33,216	6,600	(4)	1,048,983

Stephen A. Grover,	2008	295,000	—		458,330	—	300,000		24,394	6,900	(4)	1,084,624
Former Executive Vice	2007	275,000	—		376,388	—	416,000	(17)	2,932	6,750	(4)	1,077,070
President—Operations	2006	249,167	—		360,000	—	250,000		21,554	6,600	(4)	887,321

(1)	Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the compensation costs we recognized as an expense in 2006, 2007 and 2008 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2006, 2007 and 2008 were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). The awards for which expense is shown in this table are the restricted stock awards granted to the named executive officers in December 2004, October 2007, April 2008 (in the case of Ms. Utter) and October 2008, and the option awards granted to Ms. Utter in April 2008, as further described in the Outstanding Equity Awards at Fiscal Year-End table below. The assumptions used in determining the grant date fair values of these awards are set forth in Notes 2 and 16 to our consolidated financial statements, which are included in our annual report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009.
(2)	For 2008, represents amounts earned under a non-equity incentive award granted to the named executed officer on December 4, 2007 for services rendered in 2008, except in the case of Ms. Utter, who received her award on March 3, 2008 in connection with the execution of her employment agreement. For 2007, represents amounts earned under a non-equity incentive award granted to the named executive officer on December 5, 2006 for services rendered in 2007. For 2006, represents amounts earned under a non-equity incentive award granted to the named executive officer on January 23, 2006 (in the case of all named executive officers other than Mr. McCabe) and January 12, 2006 (in the case of Mr. McCabe) for services rendered in 2006. See the Grants of Plan-Based Awards table below for details on these non-equity incentive awards.
(3)	Amounts in this column represent increases in actuarial present values of each named executive officer’s accumulated benefits under the Knoll Pension Plan. The benefits were calculated as of the Plan’s measurement date of December 31 for 2008 and September 30 for each of 2007 and 2006. For more information on the Knoll Pension Plan, see “Pension Benefits” below.
(4)	These amounts represent our matching contributions to the Knoll, Inc. Retirement Savings Plan for each named executive officer.
(5)	The compensation committee recommended, and the board of directors approved, an additional $250,000 in compensation to Mr. Cogan over his target incentive plan compensation of $1,000,000 for 2008 based on Mr. Cogan’s performance during 2008. See “Compensation Discussion and Analysis” on page 22 for more details on Mr. Cogan’s compensation.
(6)	The compensation committee recommended, and the board of directors approved, an additional $390,000 in compensation to Mr. Cogan over his target incentive plan compensation of $650,000 for 2007 based on Mr. Cogan’s performance during 2007.
(7)	This amount represents a discretionary bonus granted to the named executive officer for his efforts in connection with our two secondary stock offerings completed in 2006.
(8)	The compensation committee recommended, and the board of directors approved, an additional $100,000 in compensation to Mr. Cogan over his target incentive plan compensation of $500,000 for 2006 based on Mr. Cogan’s performance during 2006.
(9)	The compensation committee awarded an additional $105,000 in compensation to Mr. McCabe over his target incentive plan compensation of $295,000 for 2008 based on Mr. McCabe’s performance during 2008. See “Compensation Discussion and Analysis” on page 23 for more details on Mr. McCabe’s compensation.
(10)	The compensation committee awarded Mr. McCabe an additional $241,000 over his target incentive plan compensation of $175,000 for 2007 based on Mr. McCabe’s performance during 2007.

(11)	The compensation committee awarded Mr. McCabe an additional $50,000 over his target incentive plan compensation of $150,000 for 2006 based on Mr. McCabe’s performance during 2006.
(12)	The compensation committee awarded an additional $100,000 in compensation to Ms. Utter over her target incentive plan compensation of $400,000 for 2008 based on Ms. Utter’s performance during 2008. See “Compensation Discussion and Analysis” on page 23 for more details on Ms. Utter’s compensation.
(13)	This amount represents $158,962 in relocation expenses (grossed-up for tax purposes) reimbursed in connection with Ms. Utter’s move to Pennsylvania and $6,324 in travel/commuting related expenses (grossed-up for tax purposes) related to travel between Colorado and Pennsylvania from March 3, 2009 through August 2009. See “Compensation Discussion and Analysis” on page 23 for more details on Ms. Utter’s relocation benefits. This amount also includes $4,400 in matching contributions to the Knoll, Inc. Retirement Savings Plan for Ms. Utter in 2008.
(14)	The compensation committee awarded an additional $105,000 in compensation to Mr. Graves over his target incentive plan compensation of $295,000 for 2008 based on Mr. Graves’ performance during 2008. See “Compensation Discussion and Analysis” on page 24 for more details on Mr. Graves’ compensation.
(15)	The compensation committee awarded Mr. Graves an additional $141,000 over his target incentive plan compensation of $275,000 for 2007 based on Mr. Graves’ performance during 2007.
(16)	The compensation committee awarded Mr. Graves an additional $150,000 over his target incentive plan compensation of $250,000 for 2006 based on Mr. Graves’ performance during 2006.
(17)	The compensation committee awarded Mr. Grover an additional $141,000 over his target incentive plan compensation of $275,000 for 2007 based on Mr.Grover’s performance during 2007.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the named executive officers during fiscal year 2008.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)		Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (1)
Andrew B. Cogan	12/02/08	1,000,000	(2)	—	—		—		—	—
	10/21/08	—		—	425,000	(3)	—		—	5,440,000	(4)

Barry L. McCabe	12/02/08	295,000	(5)	—	—		—		—	—
	10/21/08	—		—	125,000	(3)	—		—	1,600,000	(4)

Lynn M. Utter	12/02/08	400,000	(6)	—	—		—		—	—
	04/21/08	—		—	100,000	(7)	—		—	1,317,000	(9)
	04/21/08	—		—	—		100,000	(8)	13.17	340,947

Arthur C. Graves	12/02/08	295,000	(10)	—	—		—		—	—

Stephen A. Grover*	12/02/08	295,000	(11)	—	—		—		—	—

(1)	Grant date values are computed in accordance with FAS 123R.
(2)	On December 2, 2008, Mr. Cogan was granted an incentive award under our 2009 Incentive Compensation Program, whereby Mr. Cogan can qualify for a target incentive payment of $1,000,000. The incentive payment will be based on our success in 2009, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2009 operating profits plan. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(3)	The awards indicated represent restricted shares granted to the named executive officer on October 21, 2008. These restricted shares time vest equally in one-fifth installments over the five-year period following the date of grant (i.e., October 21, 2009, 2010, 2011, 2012 and 2013).
(4)	Based on a closing price of $12.80 per share on October 21, 2008.
(5)	On December 2, 2008, Mr. McCabe was granted an incentive award under our 2009 Incentive Compensation Program, whereby Mr. McCabe can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2009, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2009 operating profits plan. Mr. McCabe’s 2009 incentive payment is also based on his management of our finance budget. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(6)	On December 2, 2008, Ms. Utter was granted an incentive award under our 2009 Incentive Compensation Program, whereby Ms. Utter can qualify for a targeted incentive payment of $400,000. The incentive payment will be based on our success in 2009, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2009 operating profits plan. Ms. Utter’s 2009 incentive payment is also based on her management of our 2009 North American Office gross profit plan. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(7)	The award indicated represents restricted shares granted to Ms. Utter on April 21, 2008. These restricted shares time vest equally in one-fifth installments over the five-year period following the date of grant (i.e., April 21, 2009, 2010, 2011, 2012 and 2013).

(8)	The award indicated represents stock options granted to Ms. Utter on April 21, 2008. These options time vest equally in one-fifth installments over the five-year period following date of grant (i.e., April 21, 2009, 2010, 2011, 2012 and 2013).
(9)	Based on a closing price of $13.17 on April 21, 2008.
(10)	On December 2, 2008, Mr. Graves was granted an incentive award under our 2009 Incentive Compensation Program, whereby Mr. Graves can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2009, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2009 operating profits plan. Mr. Graves’ incentive payment is also based on managing the sales budget and meeting the 2009 Knoll North America Office gross profit plan. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
(11)	On December 2, 2008, Mr. Grover was granted an incentive award under our 2009 Incentive Compensation Program, whereby Mr. Grover can qualify for a target incentive payment of $295,000. The incentive payment will be based on our success in 2009, including our ability to improve gross margins, continue to build on sales and marketing initiatives, diligently manage our spending, and meet our 2009 operating profits plan. Mr. Grover’s incentive payment is also based on factory performance measures including manufactured correct, complete and on-time and meeting the gross profit plan for North America. A description of our annual non-equity incentive compensation program is provided under “Compensation Discussion and Analysis—Annual Non-Equity Incentive Bonuses” above.
*	As previously disclosed, Mr. Grover retired effective March 15, 2009.

Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements with Named Executive Officers

Mr. Cogan serves as our Chief Executive Officer pursuant to an employment agreement dated March 23, 2001, as amended. Ms. Utter serves as President and Chief Operating Officer, Knoll North America, pursuant to an employment agreement dated March 3, 2008. Effective January 1, 2008, Mr. Cogan’s employment agreement provides for an annual base salary of $800,000 and a target annual bonus of at least 100% of base salary based upon the attainment of goals set by our board of directors. Ms. Utter’s employment agreement provides for an annual base salary of $400,000.

The employment agreement for Mr. Cogan expires April 1, 2009 and renews automatically for additional one-year terms each April 1 unless either party gives 60 days notice of his or its intention not to renew. The employment agreement for Ms. Utter expires December 31, 2009 and renews automatically for additional one year terms unless either party gives 60 days notice of her or its intention not to renew. The agreements may be terminated by us at any time, but if so terminated without “cause,” or if we fail to renew the agreements, or, in the case of Mr. Cogan the agreement is terminated by him following our breach, we must pay the employee termination compensation. In the case of Mr. Cogan, the termination compensation is an amount equal to 200% of his then current base salary, plus the average of the annual bonuses paid to him for the last two completed fiscal years preceding the fiscal year of termination. In the case of Ms. Utter, the termination compensation is an amount equal to 150% of Ms. Utter’s base salary if she is terminated before December 31, 2009, or 100% of Ms. Utter’s base salary if she is terminated after December 31, 2009 or if the Company fails to renew her employment agreement. The agreements also contain non-competition, non-solicitation (during the term of the agreement and for two years thereafter for Mr. Cogan and during the term of the agreement and for one year thereafter for Ms. Utter) and confidentiality provisions. Mr. Cogan and Ms. Utter are also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan. For more detailed information on the severance benefits provided under these agreements, see “Potential Payments upon Termination or Change-in-Control” below.

Effective January 1, 2008, as approved by our compensation committee, Mr. McCabe’s annual base salary is $295,000. On December 2, 2008, our compensation committee granted Mr. McCabe an incentive award under our 2009 Incentive Compensation Program, whereby he can qualify for a target 2009 non-equity incentive bonus of $295,000. Mr. McCabe is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

Effective January 1, 2008, as approved by our compensation committee, Mr. Graves’ base salary is $295,000. On December 2, 2008, our compensation committee granted Mr. Graves an incentive award under our 2009 Incentive Compensation Program, whereby he can qualify for a target 2009 non-equity incentive bonus of $295,000. Mr. Graves is also entitled to participate in the benefit plans available to our employees generally, including, without limitation, healthcare benefits, the Knoll Retirement Savings Plan, the Knoll Pension Plan and the Knoll Employee Stock Purchase Plan.

Change-in-Control Provisions and Pension Benefits

Certain stock option agreements and restricted stock agreements applicable to our named executive officers provide that upon a change-in-control (as defined therein) of our company, 100% of the outstanding options and a pro rata portion of the outstanding restricted shares will become vested. The accelerated vesting provisions in the outstanding stock option agreements are currently inapplicable to all of our named executive officers except Ms. Utter because all stock options held by such named executive officers are fully vested. In the case of Ms. Utter, 100,000 stock options would vest. The pro rata portion of the restricted shares is calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests.

Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. With the exception of Ms. Utter, all of our named executive officers are fully vested. For a more detailed discussion of their pension benefits see “Compensation Discussion and Analysis—Pension Benefits” above and “Potential Payments upon Termination or Change-in-Control” below.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding option and restricted stock awards held by our named executive officers as of December 31, 2008.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Andrew B. Cogan	220,366	(2)	—		—	16.34	02/05/2012
	220,366	(3)	—		—	15.66	02/06/2011
	50,000	(4)	—		—	10.74	03/06/2010
								55,432	(5)	499,997
								425,000	(6)	3,833,500
											160,000	(7)	1,443,200

Barry L. McCabe	44,072	(2)	—		—	16.34	02/05/2012
								16,630	(5)	150,003
								125,000	(6)	1,127,500
											56,000	(7)	505,120

Lynn M. Utter	—		100,000	(8)		13.17	04/21/2018
								100,000	(9)	902,000

Arthur C. Graves	110,182	(2)	—		—	16.34	02/05/2012
								10,902	(5)	98,336
											72,000	(7)	649,440

Stephen A. Grover	110,182	(2)	—		—	16.34	02/05/2012
								10,902	(5)	98,336
											72,000	(7)	649,440

(1)	Calculated based upon the closing price of our common stock on December 31, 2008, which was $9.02 per share.
(2)	These stock options were granted to the named executive officer on February 5, 2002, and vested, based on continued employment, over the four anniversaries of February 5, 2002 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.
(3)	These stock options were granted to the named executive officer on February 6, 2001, and vested, based on continued employment, over the four anniversaries of February 6, 2001 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.
(4)	These stock options were granted to the named executive officer on March 6, 2000, and vested, based on continued employment, over the four anniversaries of March 6, 2000 as follows: year 1—30%; year 2—20%; year 3—20%; and year 4—30%.

(5)	The awards indicated represent restricted shares granted to the named executive officer on October 22, 2007. These restricted shares time vest in equal one-third increments over the three-year period following the date of grant (i.e., October 22, 2008, 2009 and 2010). One third of the original award vested in October 2008. See “Option Exercise and Stock Vested” on page 33.
(6)	The awards indicated represent restricted shares granted to the named executive officer on October 21, 2008. These restricted shares time vest in equal one-fifth increments over the five-year period following the date of grant (i.e., October 21, 2009, 2010, 2011, 2012 and 2013).
(7)	The awards indicated represent restricted shares granted to the named executive officers on December 13, 2004. These restricted shares cliff-vest on December 13, 2010, if the named executive officer is still employed with us at such time. The restricted shares can vest earlier upon the achievement of certain operating profit targets. The operating profit targets are as follows: (i) $100.0 million, (ii) $115.0 million, (iii) $130.0 million, (iv) $145.0 million, (v) $160.0 million, and (vi) $175.0 million. One-sixth of the amount of the original award vests upon the achievement of each target. On February 10, 2009, a portion of these awards vested (See “Restricted Stock—2009 Vesting” below). As of February 10, 2009, the first four targets were achieved and two-thirds of the total restricted shares granted to the named executive officer on December 13, 2004 vested. Accordingly, as of February 10, 2009, the number of these restricted shares that remain unvested was 106,667 for Mr. Cogan, 48,000 for each of Messrs. Graves and Grover, and 37,334 for Mr. McCabe.
(8)	These stock options were granted to Ms. Utter on April 21, 2008 and vest, based on continued employment, in equal one-fifth increments over the five-year period following the date of grant (i.e., April 21, 2009, 2010, 2011, 2012 and 2013).
(9)	The awards indicated represent restricted shares granted to Ms. Utter on April 21, 2008. These restricted shares time vest in equal one-fifth increments over the five-year period following the date of grant (i.e., April 21, 2009, 2010, 2011, 2012 and 2013).

Option Exercises and Stock Vested

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Andrew B. Cogan	—	—	134,383	(3)	1,782,994
Barry L. McCabe	—	—	45,648	(4)	606,362
Lynn M. Utter	—	—	—		—
Arthur C. Graves	—	—	53,450	(5)	712,742
Stephen A. Grover	74,258	373,452	53,450	(5)	712,742

(1)	The shares acquired on exercise reflected in this table were sold by the named executive officers on the same day as exercise. Accordingly, when calculating the value realized on exercise in this column, we used the actual price at which the shares were sold by the named executive officer. Amounts in this column reflect the difference between the price at which the shares were sold and the applicable exercise price, multiplied by the number of shares acquired on exercise and sold.
(2)	Calculated using the closing price on the two applicable vesting dates: February 11, 2008 ($13.40 per share) and October 22, 2008 ($12.76 per share).
(3)	This amount reflects 106,667 shares which vested on February 11, 2008 and 27,716 shares which vested on October 22, 2008.
(4)	This amount reflects 37,334 shares which vested on February 11, 2008 and 8,314 shares which vested on October 22, 2008.
(5)	This amount reflects 48,000 shares which vested on February 11, 2008 and 5,450 shares which vested on October 22, 2008.

Restricted Stock—2009 Vesting

On February 10, 2009, one-sixth of the restricted share awards originally granted to our named executive officers in December 2004 vested based on the achievement of operating profit targets. See “Outstanding Equity Awards at Fiscal Year End—2008” above for more information on these awards. The number of restricted shares that vested on February 10, 2009, for each named executive officer is set forth below. We elected to withhold some of these vested shares to cover the mandatory tax obligations of the named executive officers. See “Transactions with Related Persons—Restricted Stock—Tax Withholding” on page 40 below.

Name	Vested Restricted Share Awards
Andrew B. Cogan	53,333
Barry L. McCabe	18,666
Arthur C. Graves	24,000
Stephen A. Grover	24,000

Pension Benefits

The present value of the accumulated benefits for each of the named executive officers shown in the table below reflects the current value of the benefits earned under the Knoll Pension Plan as of December 31, 2008, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal year 2008. In making the calculations below, we assumed that the retirement age for each named executive officer will be the normal retirement age as defined in the plan. The pension benefits that form the basis for the present values of the accumulated benefits shown are calculated using the executive’s career compensation, which is defined in the plan as the sum of the executive’s compensation earned for each calendar year starting with the later of the date of hire or March 1, 1996. Annual compensation under the plan is limited to certain dollar amounts set each year by applicable U.S. law.

Upon attainment of normal retirement age (65, 66, or 67, depending on the participants date of birth) or the 5th anniversary of participation in the plan, participants become entitled, upon retirement, to a pension benefit of 1.55% of their career compensation.

Upon retirement, participants in the plan may elect to receive benefits as a life annuity, joint and survivor annuity, or life annuity with a period certain. Early retirement is available for participants age 55 or older with at least 5 years of service. Benefit payments for early retirement may be reduced by  1/2 of 1% for each month’s payment before normal retirement age depending on the participant’s age and years of service at the time of such early retirement.

The present values of the pension benefits in the table below are determined using the assumptions we use for financial reporting purposes as of December 31, 2008 (based on a measurement date of December 31, 2008), including a 6.50% discount rate and the RP2000CH mortality table projected to 2013 using scale AA. Please see Note 15 entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2008 annual report on Form 10-K for a discussion of these assumptions.

2008 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andrew B. Cogan	Knoll Pension Plan	13	101,175	—
Barry L. McCabe	Knoll Pension Plan	13	291,896	—
Lynn M. Utter	Knoll Pension Plan	.8	10,125	—
Arthur C. Graves	Knoll Pension Plan	13	294,896	—
Stephen A. Grover	Knoll Pension Plan	9	166,957	—

(1)	Amounts in this column are calculated as of the Pension Plan’s measurement date ending on December 31, 2008. Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. Except for Mr. Grover and Ms. Utter, the number of years of credited service under the Knoll Pension Plan differs from the named executive officers’ actual service for Knoll because the Knoll Pension Plan was established on March 1, 1996 and the named executive officers began working at Knoll prior to such date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Under Employment Agreements

Mr. Cogan and Ms. Utter are entitled to severance benefits under their respective employment agreements. The agreements may be terminated by us at any time, but if so terminated without “cause,” or if we fail to renew the agreements, we must pay termination compensation. We also must pay termination compensation to Mr. Cogan in the event he terminates his employment agreement on account of our breach. In the case of Mr. Cogan, the termination compensation is an amount equal to (i) 200% of his then current base salary, plus (ii) the average of the annual bonuses paid to him for the last two completed fiscal years proceeding the fiscal year of termination. In the case of Ms. Utter, the termination compensation is an amount equal to 150% of Ms. Utter’s base salary if she is terminated before December 31, 2009, or 100% of Ms. Utter’s base salary if she is terminated after December 31, 2009 or if the Company fails to renew her employment agreement. Upon termination for any reason, Mr. Cogan is generally entitled to continued coverage under health, disability and medical benefits for one year from the date of termination. Since they are entitled to these benefits, Mr. Cogan and Ms. Utter are not entitled to any benefits under the Knoll, Inc. severance pay plan discussed below.

The severance benefits to Mr. Cogan under his employment agreement are triggered upon any of the following events:

•	termination by the company (other than for cause, death or disability);

•	failure by the company to renew Mr. Cogan’s agreement; or

•	termination by Mr. Cogan following a material breach by the company under the agreement.

Cause is defined in Mr. Cogan’s agreement as (i) the substantial and continued failure of the executive to perform material duties reasonably required of executive by the board of directors for a period of not less than 30 consecutive days after receiving written notice, (ii) conduct substantially disloyal to us, which conduct is identified in reasonable detail by written notice and which conduct, if susceptible of cure, is not remedied by executive within 30 days of executive’s receipt of such notice, (iii) any act of fraud, embezzlement or misappropriation against us, or (iv) the conviction of executive of a felony.

The portion of the Mr. Cogan’s severance amount related to base salary under the employment agreements is payable in twenty-four equal monthly installments following the date of termination and the portion of the severance amounts related to average annual bonuses (“Bonus Severance”) is payable in twelve consecutive equal monthly installments following the date of such termination; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts shall be paid as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination and (ii) the next eighteen monthly installments (six in the case of Bonus Severance amounts) shall be paid in one installment each on the seventh through eighteenth (twelfth in the case of Bonus Severance amounts) monthly anniversary of the date of termination. The employment agreements provide for a gross-up for excise tax, if any, under Section 4999 of the Internal Revenue Code.

The severance benefits to Ms. Utter under her employment agreement are triggered upon any of the following events:

•	termination by the company (other than for cause, death or disability);

•	failure by the company to renew Ms. Utter’s agreement; or

•

termination by Ms. Utter in the event that Mr. Cogan ceases to be employed as chief executive officer between January 1, 2010 and December 31, 2015 and Ms. Utter is not appointed by the board of directors as Mr. Cogan’s replacement.

Cause is defined in Ms. Utter’s agreement as (i) failure, neglect, or refusal of the executive to perform her duties which failure, neglect or refusal is not corrected within 30 days of her receipt of written notice from the company of such failure, neglect or refusal, (ii) conduct that has the effect of injuring the reputation or business of the company or its affiliates, as determined by the company; (iii) continued or repeated absence from the company, unless such absence is approved or excused; (iv) use of illegal drugs or significant violations of the company’s policies and procedures, as determined by the company; (v) conviction for the commission of a misdemeanor involving moral turpitude or a felony or any plea by executive of guilty or “nolo contendere” to the charge of a misdemeanor involving moral turpitude or a felony; (vi) the company’s reasonable suspicion of the executive’s commission of an act of fraud, misappropriation or embezzlement against the company or any of its affiliates, employees, customers or suppliers; or (vii) conduct substantially disloyal to the company, as determined by the company.

Ms. Utter’s severance amounts are payable in 18 equal monthly installments following the date of termination (in the case of termination during calendar year 2009) or 12 equal monthly installments (in the case of termination after calendar year 2009), as the case may be; provided, however, that for purposes of complying with Section 409A of the Internal Revenue Code, the severance amounts are payable as follows: (i) the first six monthly installments shall be paid on the six-month anniversary of the date of termination, (ii) the next six monthly installments shall be paid in one installment each on the seventh through twelve monthly anniversary of the date of termination, and (iii) in the case of termination during 2009, the third six monthly installments shall be paid in one installment each on the thirteenth through eighteenth monthly anniversary of the date of termination.

Mr. Cogan’s employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and two years thereafter. Ms. Utter’s employment agreement contains non-competition and non-solicitation provisions covering the term of the agreement and one year thereafter.

Our other named executive officers do not have formal employment agreements or contractual severance benefits. They are, however, entitled to severance benefits under our severance pay plan.

Severance Pay Plan and Notice Pay Plan

Our severance pay plan generally applies to all of our regular full-time or part-time U.S. employees, including our named executive officers (excluding Mr. Cogan and Ms. Utter), who are not covered by a collective bargaining agreement, unless such agreement calls for participation in the plan. In general, the severance pay plan provides for severance payments to eligible employees if their employment is involuntarily severed for business or economic reasons. The severance pay plan does not cover retirements, failure to return to active employment after a cessation of a disability or termination of a leave of absence, or terminations for misconduct (as defined in the plan). It also does not cover terminations by us in connection with a disability that extended beyond twelve months or terminations in connection with the sale of all or part of us or a subsidiary or other business combination involving us or a subsidiary where (i) the employee is offered a position of comparable pay and responsibility by the purchasing or surviving business (and not required to commute more than 35 miles further) or (ii) the employee accepts employment in any position with the purchasing or surviving business. Employees may receive up to $25,000 of severance benefits under the severance pay plan as a lump sum (to be paid within 60 days of the termination date), with the remainder of the severance benefits to be paid as regular payroll payments.

All of our named executive officers, other than Mr. Cogan and Ms. Utter, are currently covered by the severance pay plan. Employees eligible for severance under our severance pay plan also receive notice pay in the amount of two weeks of their base compensation.

Post-Retirement Medical and Life Insurance Benefits

We also offer post-retirement medical and life insurance benefits to our employees. To be eligible for coverage, you must (i) be at least 55 years of age and have five years of service and (ii) have at least 75 points (which is defined as your age, plus your years of service). Eligible employees with at least 75 points (but less than 90) are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at the premium in effect for the year in which they retire. Eligible employees with at least 90 points, are eligible to purchase health benefits (for the employee and his/her spouse) under our health insurance plan, until they turn 65 years of age or are eligible for Medicare coverage, at 50% of the premium in effect for the year in which they retire. Eligible employees are also provided with $10,000 in life insurance coverage for the remainder of their lives.

Pension Benefits

Each of our named executive officers participates in the Knoll Pension Plan, a noncontributory defined benefit plan, which covers all of our regular full-time or part-time U.S. associates who are not covered by a collective bargaining agreement. The plan provides retirement benefits for service starting on or after March 1, 1996, and participants become 100% vested after five years of service. All of our named executive officers other than Ms. Utter are fully vested. For a more detailed discussion of their pension benefits see “Executive Compensation—Pension Benefits” above.

As of December 31, 2008, the estimated annual benefits payable upon normal retirement for each of our named executive officers is as follows: Mr. Cogan ($37,743); Ms. Utter ($3,565); Mr. Graves ($37,743); Mr. Grover ($30,845); and Mr. McCabe ($37,743).

Change-in-Control Provisions

Our stock option agreements and restricted stock agreements provide for accelerated vesting upon a change-in-control (as defined therein). In the case of stock options, 100% of the options vest. In the case of restricted stock, the vesting is pro rata and calculated based on multiplying the total number of restricted shares times a fraction the numerator of which is the number of whole months that have elapsed since the grant date and the denominator of which is the total number of months over which the grant vests. All of the stock options currently held by our named executive officers other than Ms. Utter are fully vested.

Potential Post-Retirement Payments to Named Executive Officers As of December 31, 2008

Set forth below are the estimated benefits that would be payable to each named executive officer upon various termination of employment and change-in-control triggering events, assuming such events occurred on December 31, 2008. Actual amounts can only be determined upon the actual triggering event.

Mr. Cogan.

If Mr. Cogan’s employment was terminated on December 31, 2008 in a manner that triggered the severance payments under his employment agreement, he would be entitled to $2,420,000, which represents 200% of his base salary of $800,000 as of December 31, 2008, and the average of the bonuses paid to him for 2007 and 2006 ($1,040,000 and $600,000, respectively). If Mr. Cogan was terminated for cause or disability, he would not be entitled to benefits under the severance provisions of his employment agreement. Regardless of the reason for Mr. Cogan’s termination, he would also be entitled to continued coverage under our health, disability and medical benefits for the greater of (i) the period provided under applicable law or (ii) one year from the date of termination.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Cogan’s restricted stock awards, he would also be entitled to pro rata vesting of 72,118 shares of restricted stock. As of December 31, 2008, these restricted shares had a value of $650,504, based on a closing price of $9.02 on December 31, 2008.

Mr. Cogan would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because he was not at least 55 years of age on December 31, 2008.

Mr. Cogan’s employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Mr. Cogan is entitled. However, if the severance pay plan was applicable to a termination of Mr. Cogan’s employment, he would be credited with 19 years and 11 months of service and entitled to approximately $498,736.

Barry. L. McCabe.

If Mr. McCabe’s employment was terminated on December 31, 2008, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Plan, in which case he would be credited with 34 years and 10 months of service (including time spent with predecessor companies) and entitled to approximately $347,970.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. McCabe’s restricted stock awards, he would also be entitled to pro rata vesting of 24,218 shares of restricted stock. As of December 31, 2008, these restricted shares had a value of $218,446, based on a closing price of $9.02 on December 31, 2008.

Mr. McCabe would also be entitled to early retirement benefits under the Knoll Pension Plan of $35,101 per year and post-retirement medical benefits, pursuant to which he could purchase medical benefits from us until he turns 65 or becomes Medicare eligible for a fixed rate of $447.71 per month (which represents 50% of the premium costs in effect as of January 1, 2009 (since retirements are effective the first day of the following month)). We would also provide Mr. McCabe with $10,000 in life insurance coverage for the remainder of his life.

Lynn M. Utter.

If Ms. Utter’s employment was terminated on December 31, 2008 in a manner that triggered the severance payments under her employment agreement, she would be entitled to $600,000, which represents 18 months of her base salary of $400,000 as of December 31, 2008. If Ms. Utter was terminated for cause or disability, she would not be entitled to benefits under the severance provisions of her employment agreement.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Ms. Utter’s restricted stock awards, she would also be entitled to pro rata vesting of 13,333 shares of restricted stock. As of December 31, 2008, these restricted shares had a value of $120,264, based on a closing price of $9.02 on December 31, 2008. Ms. Utter’s would also be entitled to the accelerated vesting of 100,000 stock options, however, the exercise price of such options ($13.17) was greater than the closing price as of December 31, 2008.

Ms. Utter would not be entitled to early retirement benefits under the Knoll Pension Plan or post-retirement medical benefits because she has not vested under the Plan.

Ms. Utter’s employment agreement provides that the severance benefits provided under that agreement are the only severance benefits that Ms. Utter is entitled. However, if the severance pay plan was applicable to a termination of Ms. Utter’s employment, she would be credited with 0 years and 9 months of service and entitled to notice pay of approximately $15,385.

Arthur C. Graves.

If Mr. Graves’s employment was terminated on December 31, 2008, he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Plan, in which case he would be credited with 19 years and 9.5 months of service and entitled to approximately $183,221.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Graves’s restricted stock awards, he would be entitled to pro rata vesting of 24,909 shares of restricted stock. As of December 31, 2008, these restricted shares had a value of $224,679, based on a closing price of $9.02 on December 31, 2008.

Mr. Graves would also be entitled to early retirement benefits under the Knoll Pension Plan of $28,684 per year and post-retirement medical benefits, pursuant to which he could purchase medical benefits from us until he turns 65 or becomes Medicare eligible for a fixed rate of $895.42 per month (which represents 100% of the premium costs in effect as of January 1, 2009 (since retirements are effective the first day of the following month)). We would also provide Mr. Graves with $10,000 in life insurance coverage for the remainder of his life.

Stephen A. Grover.

If Mr. Grover’s employment was terminated as of December 31, 2008 he would not be entitled to any severance amounts unless it was an involuntary separation covered by the Knoll Severance Plan, in which case he would be credited with 9 years and 7 months of service and entitled to approximately $82,258.

If the termination was in connection with a change-in-control that triggered the accelerated vesting of Mr. Grover’s restricted stock awards, he would be entitled to pro rata vesting of 24,909, shares of restricted stock. As of December 31, 2008, these restricted shares had a value of $224,679, based on a closing price of $9.02 on December 31, 2008.

Mr. Grover would also be entitled to early retirement benefits under the Knoll Pension Plan of $12,646 per year; however, he would not be entitled to post-retirement medical benefits because he does not have 75 points as of December 31, 2008.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2008. Based on the review and discussions, the compensation committee recommended to the board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2008.

This report is submitted by the compensation committee.

Jeffrey A. Harris (Chairman)

Sidney Lapidus

Sarah E. Nash

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions with our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our best interests and the best interests of our stockholders. Our Code of Ethics, which is available on our website at www.knoll.com, contains provisions prohibiting certain conflicts of interest, unless such conflicts are disclosed to us and waived in accordance with the waiver provisions of our Code of Ethics. Conflicts involving our directors or executive officers must be reviewed and waived by our audit committee. In addition, our audit committee charter requires that the audit committee approve all related party transactions entered into with any of our directors or executive officers.

The following transactions were unanimously approved by our board of directors.

Restricted Stock-Tax Withholding

On October 22, 2008, a one-third tranche of restricted stock awarded to certain of our named executive officers in October 2007 vested. We withheld some of the vested shares to cover the tax obligations of the named executive officers. Set forth below is the number of shares withheld from each named executive officer to cover mandatory tax withholding obligations associated with the vesting of the restricted stock awards on October 22, 2008, and the value of those shares based on the closing price of our common stock the trading day before vesting ($12.80). For more information on this October 22, 2008 vesting, see “Option Exercises and Stock Vested” on page 33 above.

Name	Shares Withheld	Value of Shares Withheld
Andrew B. Cogan	13,244	$169,523
Barry L. McCabe	2,543	$32,550
Arthur C. Graves	1,667	$21,338
Stephen A. Grover	1,667	$21,338

On February 10, 2009, a one-six tranche of the restricted stock awarded to certain of our named executive officers in December 2004 vested. We withheld some of the vested shares to cover the tax obligations of the named executive officers. Set forth below is the number of shares withheld from each named executive officer to cover mandatory tax withholding obligations associated with the vesting of the restricted stock awards on February 10, 2009, and the value of those shares based on the closing price of our common stock the trading day before vesting ($7.63).

Name	Shares Withheld	Value of Shares Withheld
Andrew B. Cogan	25,485	$194,451
Barry L. McCabe	5,709	$43,560
Arthur C. Graves	7,340	$56,004
Stephen A. Grover	7,340	$56,004

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and officers, as well as any person holding more than 10% of our outstanding common stock, are required to report equity ownership and changes in equity ownership with the Securities and Exchange Commission, pursuant to Section 16 of the Exchange Act. Our records reflect that all reports that were required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except that one Form 4 for Ms. Utter was inadvertently filed one day late on April 24, 2008.

REPORT OF AUDIT COMMITTEE

The audit committee of the board of directors has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a charter adopted by the board of directors, which is available on our website at www.knoll.com. This committee reviews and reassesses our charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for fiscal year 2008, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and Ernst & Young LLP, our independent registered public accounting firm;

•

Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees); and

•

Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Public Company Accounting Oversight Board Rule 3526. The audit committee further discussed with Ernst & Young LLP their independence. The audit committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, including meetings held without management present, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Members of our audit committee

John F. Maypole (Chairman)

Stephen F. Fisher

Sarah E. Nash

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009. The board of directors proposes that the stockholders ratify this appointment. Although ratification is not required, the board of directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee, but the audit committee is not required to appoint another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the our company and our stockholders.

Ernst & Young LLP has audited our financial statements for the fiscal years ended December 31, 1996 through 2008. We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2008	2007
Audit Fees (1):	$1,456,803	$1,436,392
Audit-Related Fees (2):	35,517	27,250
Tax Fees:	0	0
All Other Fees:	0	0

Total	$1,492,320	$1,463,642

(1)	Audit Fees includes fees associated with the annual audit and statutory audits required internationally.
(2)	Audit-Related Fees consisted principally of fees related to acquisitions and fees related to SEC filings.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Registered Public Accounting Firm

The audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm and pre-approving all audit and permitted non-audit services that may be performed by the independent registered public accounting firm. In recognition of this responsibility, the audit committee has pre-approved compensating Ernst & Young LLP for certain services that they may provide during 2009 based on the specific service or category of service. In addition, the audit committee has delegated authority to its Chairman, John F. Maypole, to approve additional compensation for appropriate miscellaneous services, subject to certain limits depending on the specific service or category of service. Any such approval would be reported to the audit committee at its next meeting.

For fiscal year 2008 and 2007, all audit and non-audit services described above were pre-approved by the audit committee.

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the audit committee’s appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

OTHER MATTERS

The board of directors knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2010, your proposal must be received no later than November 26, 2009 pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must comply with the proxy rules under the Exchange Act, including Rule 14a-8.

To be considered for presentation at the Annual Meeting of Stockholders to be held in 2010, although not included in the proxy statement, proposals, including stockholder nominations of candidates for directors, must be made using the procedures set forth in our by-laws and received not less than 90 days nor more than 120 days before the first anniversary of the date of the 2009 Annual Meeting. As a result, any proposal given by a stockholder pursuant to the provisions of our by-laws (other than pursuant to Rule 14a-8) must be received no earlier than January 4, 2010 and no later than February 3, 2010. However, if the date of the 2010 Annual Meeting occurs more than 30 days earlier or more than 60 days after May 4, 2010, notice by the stockholder of a proposal must be delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting.

If we do not receive notice by these dates, or if we meet certain other requirements under SEC rules, the persons named as proxies in the proxy materials relating to that meeting may use their discretion in voting the proxies when these matters are raised at the meeting. Stockholder proposals must include the specified information concerning the proposal or nominee as described in our by-laws. All stockholder proposals should be marked for the attention of our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

By Order of the Board of Directors

Michael A. Pollner

Vice President, General Counsel and Secretary

East Greenville, Pennsylvania

March 26, 2009

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (other than exhibits thereto) filed with the SEC, which provides additional information about us, is available on our website at www.knoll.com and is available in paper form to beneficial owners of our common stock without charge upon written request to our Corporate Secretary at Knoll, Inc., 1235 Water Street, East Greenville, Pennsylvania 18041.

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold					For	Withhold	+
	01 - Burton B. Staniar	☐	☐				02 - Sidney Lapidus	☐	☐

To elect two directors named in the proxy statement to hold office for a term ending at the 2012 Annual Meeting of Stockholders.

				For	Against	Abstain
2.	To ratify selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.			☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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¡	C 1234567890 J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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1 U P X 0 2 1 2 3 7 1

<STOCK#> 010VND

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Knoll, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KNOLL, INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2009

The undersigned hereby appoints Barry L. McCabe and Michael A. Pollner, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Knoll, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Knoll, Inc. to be held at the offices of Knoll, Inc. at 76 Ninth Avenue, 11th Floor, New York, New York 10011 on Monday, May 4, 2009 at 9:00 a.m. (local time) and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 4, 2009: The proxy statement and annual report to stockholders are available at www.edocumentview.com/KNL.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)